As filed with the Securities and Exchange Commission on December 5, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SG BLOCKS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	5030	95-4463937
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

	400 Madison Avenue, Suite 16C New York, NY 10017 (646) 747-2423
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Paul M. Galvin SG Blocks, Inc.
	400 Madison Avenue, Suite 16C New York, NY 10017 (646) 747-2423
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to: Robert L. Frome, Esq.
Kenneth A. Schlesinger, Esq. Olshan Grundman Frome Rosenzweig & Wolosky LLP 65 East 55th Street New York, New York 10022 (212) 451-2300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per unit		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	22,045,466	(1)	$0.47	(2)	$10,361,369.02	$1,187.41
Common Stock underlying $0.2477 per share Warrants	1,044,584		$0.47	(3)	$490,954.48	$56.26
TOTAL	23,090,050				$10,852,323.50	$1,243.68
__________

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated at $0.47 per share, the average of the bid and ask price of the Registrant’s common stock as reported on the OTC Bulletin Board regulated quotation service on November 29, 2011, solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

(3)
Estimated at $0.47 per share, the average of the bid and ask price of the Registrant’s common stock as reported on the OTC Bulletin Board regulated quotation service on November 29, 2011, solely for the purpose of calculating the registration fee in accordance with Rule 457(g)(3) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SHARES, AND THE SELLING SECURITY HOLDERS ARE NOT SOLICITING AN OFFER TO BUY THESE SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to completion, dated December 5, 2011

PRELIMINARY PROSPECTUS

SG BLOCKS, INC.

Up to 23,090,050 Shares of common stock

This prospectus relates to the offer for sale by the existing holders of our common stock $0.01 par value per share, named in this prospectus of 23,090,050 shares of our common stock including 1,044,584 shares of our common stock issuable upon exercise of the warrants held by one of the selling stockholders. These existing holders of our common stock are referred to as “selling stockholders” throughout this prospectus.

The selling stockholders may offer, sell or distribute all or a portion of their shares publicly or through private transactions at prevailing market prices or at negotiated prices.  We will not receive any of the proceeds from the sale of the securities owned by the selling stockholders. However, we will receive proceeds from the exercise of warrants if exercised by the selling stockholder.

We will bear all costs, expenses and fees in connection with the registration of these shares, including with regard to compliance with state securities or “blue sky” laws.  The selling stockholders will bear all commissions and discounts, if any, attributable to their sale of shares.  See “Plan of Distribution” beginning on page 45 of this prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol “SGBX”.  On December 1, 2011, the closing price of our common stock was $0.47 per share.  As of December 1, 2011 we had 39,779,506 shares of common stock outstanding.

Our principal executive offices are located at 400 Madison Avenue, Suite 16C New York, NY 10017, and our telephone number is (646) 747-2423.

_______________________

INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS.  YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE MAKING A DECISION TO INVEST IN OUR COMMON STOCK.

_______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

_______________________

Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

The date of this prospectus is ___________, 2011

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us. We have not authorized anyone to provide you with different information. This prospectus is an offer to sell only the shares offered hereby but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospectus may have changed since that date.

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PROSPECTUS SUMMARY

This summary highlights and is qualified in its entirety by information contained elsewhere in this document.  You should read this entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and the related notes included elsewhere in this document or incorporated by reference herein.  Unless the context otherwise requires, “SG Blocks,” the “Company,” “we,” “our,” “us” and similar expressions refer to SG Blocks, Inc. (formerly CDSI Holdings Inc.), and note the selling stockholders.  Where context requires, the “Company,” “we,” “our,” “us” and similar expressions refer to SG Blocks together with SG Building Blocks, Inc. (“SG Building”) our wholly-owned subsidiary and only operating business.  As used in this prospectus, the term “common stock” means SG Blocks common stock, par value $0.01 per share.

Our Company

Through our wholly-owned subsidiary and only operating business, SG Building, we are a leading provider of code engineered cargo shipping containers used to meet the growing demand for safe and green construction.

Rather than consuming new steel and lumber, we capitalize on the structural engineering and design parameters a shipping container must meet and repurposes them for use in buildings.  By offering a product that typically exceeds building code requirements, we seek to enable developers, architects, builders and owners to achieve greener construction, faster execution and stronger buildings of higher value.  We have developed and implemented the technology to break away from standardized container-construction while maintaining reduced costs.  Committed to providing a construction methodology that will lessen the global carbon footprint, we do not simply recycle (which requires additional energy consumption to break down material and then reform it for another purposes) — we utilizes existing steel material and repurposes it into modules that can be put to a higher and better use with significantly less energy input.  In addition to providing code engineered cargo shipping containers for construction use, we also continue to advance a patent pending structural steel framing system and the use thereof.

From a design perspective, our repurposed containers can be used to build virtually any style of construction, from traditional to modern.  Repurposed containers can be delivered with a highly durable surface finish or ready to be clad with any type of standard or green technology friendly building skin.  A combination of engineering and architecture is used to make the repurposed containers adaptable for a wide variety of uses including housing, office buildings, barracks, hotels, schools, dormitories, hospitals, clinics and institutional facilities.

Our repurposed containers have a particular application in meeting safe and sustainable housing needs in the United States and globally.  The building system is designed to meet the needs of builders, developers, government officials, urban planners, architects, and engineers looking for fast and affordable alternatives that meet safe housing needs and standards, particularly in hurricane and earthquake prone areas. Criteria and testing processes have been developed to evaluate each container.  Conversion and assembly is subjected to quality control, making the containers “code-ready.”  Conformance with International Code Council requirements is an ongoing objective as this standard is used by a vast majority of governmental jurisdictions in the United States.

We are a hands-off supplier. Our partners, affiliates and customers carry the responsibility for container storage, modification, transportation and welding, leaving us to manage the logistical task of coordinating the efforts of its strategic partners.  These alliances help us maintain a steady supply of containers available around the world.

We believe that we can distinguish ourselves from our competitors on the basis of cost and construction time.  Our construction methods are typically 10% to 20% less expensive than traditional construction methods, particularly in urban locations and multi-story projects.  Construction time is typically reduced by 30 – 40% using our construction method, reducing construction and soft costs substantially.  Our repurposed containers are designed to withstand harsh climate conditions and their flexibility of construction allows architects, developers, and owners to design the product to meet their needs.

Corporate Information

Before being known as SG Blocks, Inc., we were known as CDSI Holdings, Inc. and PC411, Inc.  The Company was incorporated in Delaware on December 29, 1993.  On January 12, 1999, the Company’s stockholders voted to change our corporate name from PC411, Inc. to CDSI Holdings Inc. Following consummation of the merger of our wholly-owned subsidiary, CDSI Merger Sub, Inc., a Delaware corporation with and into SG Building (formerly SG Blocks, Inc.), a Delaware corporation, on November 4, 2011, the Company’s name was changed to SG Blocks, Inc.

Prior to May 1998, our principal business was an on-line electronic delivery information service that transmitted name, address, telephone number and other related information digitally to users of personal computers.  In May 1998, we acquired Controlled Distribution Systems, Inc., a company engaged in the marketing and leasing of an inventory control system for tobacco products.  In February 2000, Controlled Distribution Systems, Inc. announced that it would no longer actively engage in the business of marketing and leasing the inventory control system.  In November 2003, we merged with our wholly-owned subsidiary, Controlled Distribution Systems, Inc., with the Company as the surviving corporation.

On July 27, 2011, we entered into a Merger Agreement and Plan of Reorganization with CDSI Merger Sub, Inc., SG Building (formerly SG Blocks, Inc.), and certain stockholders of SG Building.  The merger contemplated by the Merger Agreement was completed on November 4, 2011.  Upon the consummation of the transactions contemplated by the Merger Agreement, CDSI Merger Sub, Inc. merged with and into SG Building, with SG Building surviving the merger and becoming our wholly-owned subsidiary.  The merger was a reverse merger that will be accounted for as a recapitalization of SG Building, and accordingly SG Building is deemed to be the accounting acquirer. Through consummation of this merger, we existed as a shell company as defined in Rule 12b-2 of the Securities Exchange Act of 1934 and were seeking acquisition and investment opportunities.

Upon consummation of the merger, the holders of common stock of SG Building received an aggregate of 36,050,764 shares of Company common stock and all outstanding SG Building warrants were cancelled and substituted with Company warrants of similar tenor to purchase an aggregate of 1,145,510 shares of Company common stock. Immediately following the Merger, warrants to purchase 100,926 shares of Company common stock were forfeited by a warrant holder.

On October 25, 2010, SG Blocks, LLC, a Missouri limited liability company, merged with and into SG Building Blocks, Inc., which continued the business of SG Blocks, LLC.  SG Blocks, LLC was formed on January 23, 2007 and SG Building Blocks, Inc. was formed on August 16, 2010. SG Building Blocks, Inc. was not engaged in any business prior to the merger with SG Blocks, LLC.

Our principal executive offices are located at 400 Madison Avenue, Suite 16C New York, NY 10017, and our telephone number is (646) 747-2423.  Our website is www.sgblocks.com

The Offering

Common Stock offered by the selling stockholders …
We are registering the offer and resale of up to 23,090,050 shares of common stock, including 1,044,584 shares of our common stock issuable upon exercise of the warrants held by a selling stockholder named in this prospectus.

Terms of the offering	The selling stockholders will determine when and how they will dispose of the common stock registered under this prospectus.
Common Stock outstanding	39,779,506 shares of our common stock are issued and outstanding as of December 1, 2011.
Proceeds
We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders. However, we will receive proceeds from the exercise of the warrants if they are exercised by the selling stockholder. We intend to use any proceeds for working capital and general corporate purposes.

Ticker symbol	SGBX

For additional information concerning the offering, see “Plan of Distribution” beginning on page 45.

Risk Factors

Before investing in our common stock, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 4.

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the risks and uncertainties described below before making an investment decision.  If any of the following risks or uncertainties occur, our business, prospects, financial condition or operating results could be materially adversely affected, the trading price of our common stock could decline, and you may lose all or part of your investment.  In assessing the risks described below, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and the related notes and schedules, before deciding to purchase any shares of our common stock.

Risks Relating to the Company

Our liquidity and ability to raise capital may be limited.

As of September 30, 2011, SG Building, our wholly-owned subsidiary and only operating business, had cash and cash equivalents of $955,136.  However, over the nine months ended September 30, 2011, we had a net loss of $1,136,551.  While we currently believe that based on our current operating plan, we will have sufficient capital to meet our anticipated need for working capital and capital expenditures through October 1, 2012, we may need to obtain debt or additional equity financing prior to October 1, 2012, if our losses for the next year exceed our expectations or in the future.  It will also be difficult for us to make any acquisitions unless we can raise additional capital.  The type, timing and terms of the financing we may select will depend on, among other things, our cash needs, the availability of other financing sources and prevailing conditions in the financial markets.  Any financing would be dilutive to our stockholders.  There can be no assurance that any of these sources will be available to us at any time or that they will be available on satisfactory terms.

We have incurred net losses in certain prior periods and there can be no assurance that we will generate income in the future.

Our ability to achieve profitability will depend upon our ability to generate and sustain substantially increased revenues.  We may incur operating losses in the future as we execute our growth strategy.  We intend to make significant expenditures related to marketing, expansion of our website, hiring of additional personnel, and development of our technology and infrastructure.  Although SG Building generated revenue from continuing operations during the fiscal year ended December 31, 2010 and the nine months ended September 30, 2011, it has incurred net losses of $1,247,644 and $1,136,551, respectively, during such periods.  For the fiscal year ended December 31, 2010 and the nine months ended September 30, 2011, we (prior to giving effect to the Merger) incurred net losses of $35,204 and $118,386, respectively, during such periods.  The likelihood that we will generate net income in the future must be considered in light of the difficulties facing the construction and construction management industries as a whole, economic conditions, the competitive environment in which we operate and the other risks and uncertainties discussed in this prospectus.  Our operating results for future periods are subject to numerous uncertainties, and it may not achieve sufficient revenues to sustain or increase profitability on a quarterly or annual basis.

We have a history of losses.

We have reported an operating loss in each of our fiscal quarters since inception.  There is a risk that we will continue to incur operating losses.

Revenues earned from currently planned projects may be less than originally anticipated.

Since January 1, 2011, SG Building has executed agreements (including design, architectural and engineering agreements) to build projects.  Currently, in our financial statements for the nine months ended September 30, 2011, we have recognized $598,494 of deferred revenue.  While we have collected the amounts relating to deferred revenue, to the extent there is a problem with a project, such revenue is at risk.  The loss of a significant amount of the deferred revenue would have a material adverse effect on our business.

We are dependent on the services of key personnel, and the unexpected loss of their services may adversely affect its operations.

Our success depends highly upon the personal efforts and abilities of our senior management team, specifically the efforts of Paul Galvin, the Company’s Chief Executive Officer and Director, and Stevan Armstrong, the Company’s President and Chief Operating Officer and Director.  The loss of the services of one or more of these individuals could have a material adverse effect on our business.  Our ability to achieve profitability and generate increased revenue will depend upon our ability to retain, and attract if necessary, experienced management personnel.

An investor in our common stock must consider the uncertainties facing early stage companies in highly regulated industries.

An investor in our common stock must consider the uncertainties facing early stage companies in highly regulated industries.  These uncertainties include:

●	an evolving business model that makes future success uncertain and an investment in our common stock highly speculative;

●	the lack of a well-developed brand that may limit our ability to attract customers;

●	the potential development of a comparable product and lack of barriers to entry by better funded competitors; and

●	our new corporate organization, regulatory requirements and its anticipated growth could lead to management distractions and higher than expected operating expenses.

Our business is susceptible to adverse weather conditions and natural disasters.

Our construction projects are susceptible to, and are significantly affected by, adverse weather conditions and natural disasters such as hurricanes, tornadoes, earthquakes, droughts, floods and fires.  These adverse weather conditions and natural disasters can cause delays and increased costs in the construction of new buildings.  If insurance is unavailable to us or is unavailable on acceptable terms, or if our insurance is not adequate to cover business interruption or losses resulting from adverse weather or natural disasters, our business and results of operations will be adversely affected.  In addition, damage to new buildings caused by adverse weather or a natural disaster can cause our insurance costs to increase.

Our failure to successfully complete the integration of SG Building or any other businesses acquired in the future could have a material adverse effect on our business, financial condition and operating results.

Any financing required for acquisitions could dilute the interests of our existing holders of our common stock, result in an increase in our indebtedness or both.  Acquisitions may entail numerous risks, including:

●	difficulties in assimilating acquired operations or products, including the loss of key employees from acquired businesses;

●	diversion of management’s attention from our core business;

●	adverse effects on existing business relationships with supplies and customers; and

●	risks of entering markets in which we have limited or no prior experience.

Our failure to successfully complete the integration of SG Building or any other acquired business could have a material adverse effect on our business, financial condition and operating results.  In addition, there can be no assurance that we will be able to identify suitable acquisition candidates or consummate acquisitions on favorable terms.

We rely on ConGlobal Industries, Inc. to supply us with containers used in our business and the unexpected termination of our exclusive 10 year Collaboration and Supply contract with ConGlobal to provide these containers would have a negative short-term impact on our business.

We rely on ConGlobal to supply us with containers and other resources used in our business and if this relationship were to unexpectedly end, or if the ConGlobal Agreement were to be unexpectedly terminated, such event could have a short-term (1-3 months) negative impact on our business while our alternate sources of supply are being implemented.

We rely on certain vendors to supply us with materials and products that if it were unable to obtain could adversely affect our business.

We have relationships with key materials vendors, and we rely on suppliers for our purchases of products from them.  Any inability to obtain materials or services in the volumes required and at competitive prices from our major trading partners, the loss of any major trading partner, or the discontinuation of vendor financing (if any) may seriously harm our business because we may not be able to meet the demands of our customers on a timely basis in sufficient quantities or at all.  Other factors, including reduced access to credit by our vendors resulting from economic conditions, may impair our vendors’ ability to provide products in a timely manner or at competitive prices.  We also rely on other vendors for critical services such as transportation, supply chain and professional services.  Any negative impacts to our business or liquidity could adversely impact our ability to establish or maintain these relationships.

Risks Relating to our Business

We depend on the availability and skill of subcontractors, their willingness to work with us, and their selection of suitable and quality building materials.

We rely on subcontractors to perform the actual construction of our building projects, and in many cases, to select and obtain raw materials.  Despite our detailed specifications and quality control procedures, in some cases, improper construction processes or defective materials may be used to finish construction of our building projects.  We may need to spend money to remediate such problems when they are discovered.  Defective products widely used by the construction industry can result in the need to perform extensive repairs to large numbers of buildings.  Though subcontracts are written to protect us from substandard performance or materials, pervasive problems could adversely affect our business.  The cost to us in complying with its warranty obligations in these cases may be significant if it is unable to recover the cost of repair from subcontractors, materials suppliers and insurers.  Further, the timing and quality of our construction depends on the availability and skill of subcontractors.  Although we believe that our relationships with our suppliers and subcontractors are good, there can be no assurance that skilled subcontractors will continue to be available at reasonable rates and in the areas in which we conducts our operations.  The inability to contract with skilled subcontractors or general contractors at reasonable costs on a timely basis could limit our ability to build and deliver buildings and could erode our profit margins and adversely affect our results of operations and cash flows.

We may have difficulty protecting our proprietary technology.

Intellectual property and proprietary technology are important to the success of our business.  We rely primarily on trade secrets to protect our intellectual property and proprietary technology.  While we intend to make the appropriate filings and protect our intellectual property and proprietary technology, there can be no assurance that we will be able to so.  In addition, it is difficult to protect against or monitor all possible misappropriations and unauthorized access to our intellectual property and technology.  To date, we have ordered prior art on five potential intellectual property claims.  Significant challenges in protecting our intellectual property and technology are posed by (a) funding limitations and (b) our rapidly evolving adaptation to new product/market/technology challenges.  Dissemination or dilution of the aforementioned intellectual property and technology could have an adverse effect on our business, financial condition, results of operations and liquidity.

Growth of operations may strain resources and if we fail to manage growth successfully, our business could be adversely affected.

Increased orders for our product have placed, and may continue to place, a strain on our operational, financial and managerial resources and personnel.  Any failure to manage growth effectively could have a material adverse effect on our business, operating results, financial condition and liquidity.

Our exposure to foreign currency rate risks and inflation could materially and adversely affect our business, financial condition and results of operations.

 We may be exposed to foreign currency exchange rate risks and inflation with respect to our sales, profits, and assets and liabilities denominated in currencies other than the U.S. dollar as a result of possible international operations.  As a result, we may suffer losses as a result of foreign currency rate fluctuations.

Our revenue growth rate depends on our ability to execute our business plan.

We may not be able to identify and maintain the necessary relationships within the industries in which we participate.  Our ability to execute our business plan also depends on other factors, including the ability to:

●	negotiate and maintain contracts and agreements with acceptable terms;

●	implement terms of contracts and agreements according to original specifications;

●	hire and train qualified personnel and retain key employees;

●	maintain an affordable labor force;

●	maintain marketing and development costs at affordable rates;

●	ensure the availability of project financing; and

●	effectively compete within domestic and international markets.

Failure to properly perform any of the foregoing may have a material adverse effect on our business, operating results, financial condition and liquidity.

We face continuous pricing pressure from our customers and our competitors.  This will affect our margins and therefore our profitability and cash flow unless we can efficiently manage our manufacturing costs and market our products based on superior quality.

Our customers often make purchase decisions based on product pricing.  Many of our competitors have significantly greater financial resources than we have, and as a result may be able to withstand the adverse effect of discounted pricing and reduced margins in order to build market share.  While one of our strategies is to offer competitive pricing in order to retain and increase market share, and to seek to manage its manufacturing efficiently to sustain acceptable margins, we may not be able to maintain appropriate prices or to manage product manufacturing costs sufficiently to sustain acceptable margins.  Similarly, we also seek to compete based on product quality rather than just price, but we may not be successful in these efforts.  This could adversely affect our profitability, liquidity and market share.

The sale and export of products to a foreign country involves inherent operational risks that may not be adequately covered by insurance.

We can give no assurance that we will be adequately insured against all risks or that our insurers will pay a particular claim.  The cost of insurance on foreign business may be substantial and could decrease profitability.  Furthermore, we may not be able to obtain adequate insurance coverage at reasonable rates in the future.  We may also be subject to claims by our customers involving disputes or situations that are beyond its control.  There is also a possibility of fraudulent claims or other illicit activities involving our transactions.  Any of these potentialities may give rise to a loss for which we are not insured, or adequately insured.

Our liability for estimated warranties may be inadequate, which could materially and adversely affect our business, financial condition and results of operations.

As a construction manager, we are subject to construction defect and warranty claims arising in the ordinary course of its business.  These claims are common in the construction management industry and can be costly.  At this time, the third party providers offer guarantees and warranties in accordance with industry standards that flow through to our clients.  Although we maintain reserves for such claims, which to date have been adequate, there can be no assurance that warranty expense levels will remain at current levels or that such reserves will continue to be adequate.  A large number of warranty claims exceeding our current warranty expense levels could have a material adverse effect on our results of operations.

We can be adversely effected by failures of persons who act on our behalf to comply with applicable regulations and guidelines.

Although we expect all of our associates (i.e., employees), officers and directors to comply at all times with all applicable laws, rules and regulations, there are instances in which subcontractors or others through whom we do business may engage in practices that do not comply with applicable regulations or guidelines.  It is possible that our associates may become aware of these practices but do not take steps to prevent them.  If we learn of practices relating to buildings it constructs that do not comply with applicable regulations or guidelines, we will move actively to stop the non-complying practices as soon as possible and we will take disciplinary action with regard to our associates who were aware of the practices, including in some instances terminating their employment.  However, regardless of the steps we take, we may be subject to fines or other governmental penalties, and our reputation may be injured.

The cyclical and seasonal nature of the construction and construction management industries causes our revenues and operating results to fluctuate, and we expect this cyclicality and seasonality to continue in the future.

The construction and construction management industries are highly cyclical and seasonal and is influenced by many international, national and regional economic factors including the availability of consumer and wholesale financing, seasonality of demand, consumer confidence, interest rates, income levels and general economic conditions, including inflation and recessions.  As a result of the foregoing factors, our revenues and operating results fluctuate, and we currently expect them to continue to fluctuate in the future.  Moreover, we have and may continue to experience operating losses during cyclical downturns in the construction and construction management market.

We may not be paid all amounts owed to us by our customers.

If the financial condition of our customers were to deteriorate, resulting in their inability or unwillingness to pay amounts owed to us, or if our customers are otherwise unable or unwilling to pay us, or if bankruptcy courts require us to refund amounts paid to us, our earnings and financial position could be negatively impacted.

Risks Relating to the Construction and Construction Management Industries

The construction management industry suffers from a lack of third-party financing, and our financial condition and results of operations could be negatively affected if additional third-party financing for the purchases of our buildings does not become available.

Our business and earnings depend substantially on our client’s ability to obtain financing for the development of their construction projects.  The availability and cost of such financing is further dependent on the number of financial institutions participating in the industry, the departure of financial institutions from the industry, the financial institutions’ lending practices, the strength of the domestic and international credit markets generally, governmental policies and other conditions, all of which are beyond our control.  In light of the current economic climate, some of our projects may not be successful in obtaining additional funds in a timely manner, on favorable terms or at all.  The availability of borrowed funds, especially for construction financing, has been greatly reduced, and lenders may require project developers to invest increased amounts of equity in a project in connection with both new loans and the extension of existing loans.  Unfavorable changes in the availability and terms of financing in the industry will have a material adverse effect on certain privately financed projects.

Our results of operations also depend on the ability of our potential privately financed customers to obtain loans for the purchase of new buildings.  Over the past few years, lenders have tightened the credit underwriting standards which have reduced lending volumes.  If this trend continues, it would negatively impact our sales.  Our sales depend in large part on the availability and cost of financing.  In addition, where our potential customers must sell their existing buildings or real estate in order to develop the new buildings, increases in mortgage costs and/or lack of availability of mortgages could prevent buyers of potential customers’ existing buildings from obtaining the mortgages they need to complete their purchases, which would result in our potential customers’ inability to make purchases from us.  If our potential buyers cannot obtain suitable financing, our sales and results of operations would be adversely affected.

The construction and construction management industries are highly competitive, and competition may increase the adverse effects of industry conditions.

We operate in a very competitive environment, which is characterized by competition from numerous local, regional and national builders and others in the real estate development business around the world.  We may compete for financing, raw materials and skilled management and labor resources.  We also compete with the rental market, as well as with the resale, or “previously owned,” building market, which has increased significantly due to the large number of foreclosures due to the current economic downturn.  An oversupply of buildings available for sale and the heavy discounting of building prices by some of our competitors could adversely affect demand for our buildings and our results of operations.  Increased competition could require us to further increase our selling incentives and/or reduce our prices which could negatively affect our profits.

Government regulations and legal challenges may delay the start or completion of our projects, increase our expenses or limit our building activities, which could have a negative impact on our operations.

Various domestic and international rules and regulations concerning building, zoning, sales and similar matters apply to and/or affect the construction and construction management industries.  Governmental regulation affects construction activities as well as sales activities, mortgage lending activities and other dealings with consumers.  These industries also have experienced an increase in domestic state and local legislation and regulations that limit the availability or use of land.  Municipalities may also restrict or place moratoriums on the availability of utilities, such as water and sewer taps.  In some areas, municipalities may enact growth control initiatives, which will restrict the number of building permits available in a given year.  In addition, we may be required to apply for additional approvals or modify our existing approvals because of changes in local circumstances or applicable law.  If governments in locations in which we operate take actions like these, it could have an adverse effect on our business by causing delays, increasing our costs or limiting our ability to operate in those areas.  Further, we may experience delays and increased expenses as a result of legal challenges to our proposed projects, whether brought by governmental authorities or private parties.  Failure to comply with laws or regulations applicable to or affecting us, or the passage in the future of new and more stringent laws affecting us, may adversely affect our financial condition or results of operations.

Supply risks and shortages relating to labor and materials can harm our business by delaying construction and increasing costs.

Though the availability of talented consultants and subcontractors is high in the current economic environment, the construction and construction management industries from time to time have experienced significant difficulties with respect to:

●	shortages of materials;

●	volatile or sustained increases in the cost of raw materials, including containers, traditional finish materials which are significant components of its construction costs;

●	shortages of qualified trades people and other labor;

●	changes in laws relating to union organizing activity;

●	inadequately capitalized or uninsured local subcontractors;

●	lack of availability of adequate utility infrastructure and services; and

●	transportation cost increases.

These difficulties can, and often do, cause unexpected short-term increases in construction costs and cause construction delays.  In addition, to the extent our subcontractors incur increased costs associated with higher insurance premiums and compliance with regulations, these costs may be passed on to us.  We are generally unable to pass on any unexpected increases in construction costs to those customers who have already entered into sales contracts, as those contracts generally fix the price of the building at the time the contract is signed.  Pricing competition, oversupply of new and existing buildings and tightening mortgage qualifications, among other factors may restrict our ability to pass on any additional costs, and may negatively impact its profit margins.

We have not experienced any work stoppages due to strikes by unionized workers, but there is no assurance that there will not be any work stoppages due to strikes or other job actions in the future.

Risks Relating to the Merger

As a result of the merger between a wholly-owned subsidiary of the Company and SG Building in November 2011, we have become subject to more reporting requirements of federal securities laws, which can be expensive.

As a result of the Merger between a wholly-owned subsidiary of the Company and SG Building in November 2011, we have become an operating company. See the section entitled “Description of Business - History - SG Blocks Merger”, for a description of the Merger.  Accordingly, we may be subject to more information and reporting requirements of the Securities Exchange Act of 1934 and other Federal securities laws, including compliance with the Sarbanes-Oxley Act. The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (including reporting of the Merger) and furnishing audited reports to stockholders may increase and may cause our expenses to be higher.

In addition, it may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications required by the Sarbanes-Oxley Act.

Because we were previously a shell company and acquired an operating entity by means of a reverse merger with one of our subsidiaries, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us formerly being a shell company and acquiring an operating entity through a “reverse merger”.  Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock.  No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on our behalf.

Risks Relating to our common stock

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	technological innovations or new products by us or our competitors;

●	intellectual property disputes;

●	additions or departures of key personnel;

●	sales of our common stock;

●	our ability to execute our business plan;

●	operating results that fall below expectations;

●	loss of any strategic relationship;

●	industry developments;

●	economic and other external factors; and

●	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our limited operating history makes evaluating our common stock more difficult, and therefore, investors have limited information upon which to rely.

We have limited historical data upon which to forecast operating expenses or future needs and operating results.  Our limited operating history will make it difficult for investors to evaluate our business and prospects.  Investors must consider our prospects in light of the risks, expenses and difficulties we face as an early stage company with a limited operating history, new organizational structure and operating in a highly regulated and competitive industry.

Our directors, executive officers and affiliated persons beneficially own a substantial number of shares of  our common stock, which gives them significant control over certain major decisions upon which its stockholders may vote and may discourage an acquisition of the Company.

Our executive officers, directors and affiliated persons beneficially own a substantial number of shares of our common stock.  The interests of our officers, directors and affiliated persons (as stockholders) may differ from the interests of other stockholders.  As a result, these officers, directors and affiliated persons will have significant influence over all corporate actions requiring stockholder approval, irrespective of how other stockholders may vote, including the following actions:

●	elect or defeat the election of the our directors;

●	amend or prevent amendment the our Amended and Restated Certificate of Incorporation or By-Laws;

●	effect or prevent a merger, sale of assets or other corporate transaction; and

●	control the outcome of any other matter submitted to the stockholders for vote.

Management’s ownership of a substantial number of shares of our common stock may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could reduce its stock price or prevent our stockholders from realizing a premium over its stock price.

Trading of our common stock may be restricted by Blue Sky eligibility and our common stock may be deemed a “penny stock”, which would make it more difficult for the Company’s investors to sell their shares.

We currently are not Blue Sky eligible in certain states so trading of the Company’s stock in such states may be restricted. In addition, our common stock is subject to the “penny stock” rules adopted under section 15(g) of the Securities Exchange Act.  The penny stock rules apply to non-Nasdaq companies whose common stock trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years).  These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances.  Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.  If we remain subject to the penny stock rules for any significant period, that could have an adverse effect on the market, if any, for our securities.  If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of the common stock.  In addition, the Blue Sky eligibility rules may discourage investor interest in and limit the marketability of, the common stock.

Furthermore, for companies whose securities are quoted on the OTC Bulletin Board of the National Association of Security Dealers, Inc., it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to obtain needed capital.

Sale of a substantial number of shares of the common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of the common stock in the public market, the market price of our common stock could fall.  These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that it deems reasonable or appropriate.

The exercise of outstanding warrants and options will dilute the percentage ownership of then-existing stockholders.

As of the date of this Prospectus, there are outstanding Warrants to purchase 1,044,584 shares of common stock and options to purchase 5,397,500 shares of common stock.  The options were granted under our 2011 Incentive Stock Plan.  The exercise of such outstanding warrants and options would dilute the then-existing stockholders' percentage ownership of the Company's stock, and any sales in the public market of common stock underlying such securities could adversely affect prevailing market prices for the common stock.  Moreover, the terms upon which the Company would be able to obtain additional equity capital could be adversely affected since the holders of such securities can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided by such securities.  See sections entitled "Executive Compensation - Stock Options" and "Description of Capital Stock".

The issuance of additional securities by the Board will dilute the ownership interests of our current stockholders and could discourage the acquisition of the Company.

Our Board, without any action by our stockholders, is authorized to designate and issue additional classes or series of capital stock (including classes or series of preferred stock) as it deems appropriate and to establish the rights, preferences and privileges of such classes or series.  The issuance of any new class or series of capital stock would not only dilute the ownership interest of our current stockholders but may also adversely affect the voting power and other rights of holders of common stock.  The rights of holders of preferred stock and other classes of common stock that may be issued may be superior to the rights of the holders of the existing class of common stock in terms of the payment of ordinary and liquidating dividends and voting rights.

In addition, the ability of the Board to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal regarding the Company and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of common stock and render more difficult the removal of current management, even if such removal may be in the stockholders’ best interests.  See the sections titled “Description of Securities - Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and By-Laws” for a more detailed description of the Company’s securities and the anti-takeover effect of Delaware law and certain provisions in the Company’s Certificate of Incorporation.

Additional equity offerings may dilute current stockholders.

As a result of acquisitions or additional capital raisings, we may issue additional securities or instruments that may by convertible into or exercisable or exchangeable for, or otherwise entitle the holder thereof to receive common stock.  The issuance of such additional securities will dilute the ownership of our then current stockholders.

If we do not implement necessary internal control over financial reporting in an efficient and timely manner, or if we discover deficiencies and weaknesses in existing systems and controls, we could be subject to regulatory enforcement and investors may lose confidence in our ability to operate in compliance with existing internal control rules and regulations, either of which could result in a decline in our stock price.

It may be difficult to design and implement effective internal control over financial reporting for combined operations as the Company integrates the business of SG Building it acquired as a result of the Merger, and perhaps other acquired businesses in the future.  In addition, differences in existing controls of acquired businesses may result in weaknesses that require remediation when internal controls over financial reporting are combined.

If we fail to maintain an effective system of internal control, we may be unable to produce reliable financial reports or prevent fraud.  If we are unable to assert that its internal control over financial reporting is effective at any time in the future, or if our independent registered public accounting firm is unable to attest to the effectiveness of internal controls, is unable to deliver a report at all or can deliver only a qualified report, we could be subject to regulatory enforcement and investors may lose confidence in our ability to operate in compliance with existing internal control rules and regulations, either of which could result in a decline in the our stock price.

We do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid nor do we expect in the foreseeable future to pay any dividends.

There is a limited trading market for our common stock.

Our common stock has been quoted on the OTC Bulletin Board since 1999 and is currently quoted under the symbol “SGBX”.  Prior to November 9, 2011, our common stock was quoted under the symbol “CDSI.”  There is a limited trading market in our shares and a stockholder could likely find it difficult to sell or to obtain quotations as to prices of our common stock.  During 2010, the average daily trading volume of our common stock was approximately 1,209 shares, with 207 days of 252 trading days having no trading activity.  Between consummation of the Merger on November 4, 2011, and December 1, 2011, the average daily trading volume of our common stock was approximately 5,852 shares, with 7 days of 17 trading days having no trading activity.

No assurances can be given that our common stock will continue to be quoted on the OTC Bulletin Board or that an orderly trading market will be maintained for our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”).   Such “forward-looking statements” reflect our plans, goals, strategies, current expectations and projections about our future results, performance, prospects and opportunities.  When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect” and “intend” and words or phrases of similar import, as they relate to the Company or its management, are intended to identify forward-looking statements.  Such forward-looking statements include, in particular, projections about our future results, statements about our plans, strategies, business prospects, changes and trends in our business and the markets in which we operate.  Additionally, statements concerning future matters such as trends, sales levels, expense levels, and other statements regarding matters that are not historical are forward-looking statements.  Management cautions that these forward-looking statements relate to future events or our future financial performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance, or achievements of our business or our industry to be materially different from those expressed or implied by any forward-looking statements.  Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, those discussed under the section entitled “Risk Factors” in this prospectus.  Readers should carefully review this information as well as other risks and uncertainties described in other filings we make with the SEC.  We do not undertake any obligation to publicly update these forward-looking statements.  As a result, you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders identified in the section of this prospectus entitled “Selling Stockholders.”  We will not receive any of the proceeds from the sale of the shares by selling stockholders hereunder.

The 1,044,584 shares of common stock to be issued upon the exercise of the warrants granted to Ladenburg Thalmann & Co. Inc. (“Ladenburg”) are exercisable at $ 0.2477 per share. If all the warrants are exercised, as expected by the Company, we will receive a total of $258,743.56.  There are no material costs incurred beyond the costs related to this prospectus that will be incurred by the Company with respect to such exercises, so all of the proceeds will be available for use by the Company.  We intend to use any proceeds received from the exercise of the Warrants for working capital and general corporate purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company’s common stock is currently quoted on the OTC Bulletin Board (“OTCBB”) under the symbol “SGBX”.  Prior to November 9, 2011, the common stock was quoted under the symbol “CDSI”.  The following table sets forth for the periods indicated, the reported high and low closing bid quotations per share for our common stock.  The sale prices set forth below reflect inter-dealer quotations, do not include retail mark-ups, markdowns or commissions and do not necessarily represent actual transactions.

January 1, 2011 to Present	High	Low
Third Quarter	$0.65	$0.19
Second Quarter	0.23	0.20
First Quarter	0.50	0.19

Year Ended December 31, 2010	High	Low
Fourth Quarter	$0.30	$0.14
Third Quarter	0.20	0.18
Second Quarter	0.30	0.07
First Quarter	0.14	0.07

Year Ended December 31, 2009	High	Low
Fourth Quarter	$0.12	$0.07
Third Quarter	0.10	0.06
Second Quarter	0.13	0.05
First Quarter	0.13	0.10

The last reported sales price of our common stock on December 1, 2011, was $0.47 per share.

Stockholders

As of December 1, 2011, there were 39,779,506 shares of common stock outstanding, held by 80 holders of record.

Dividend Policy

We have never declared or paid dividends on its common stock and does not expect to pay any dividends in the foreseeable future.

Equity Compensation Plan Information

There were no outstanding options, warrants, rights and other equity compensation under any equity plans as of December 31, 2010.

On July 27, 2011, in connection with the Merger, we obtained the written consent of holders of a majority of our outstanding common stock approving the 2011 Incentive Stock Plan.  The 2011 Plan covers up to 8,000,000 shares of common stock, and is designed to enable us to offer our employees, officers, directors, consultants and advisors whose services are considered valuable an opportunity to acquire an interest in the Company, to encourage a sense of proprietorship in the Company and to stimulate the active interest of such persons in the development and financial success of the Company and its subsidiaries.  In addition to the options granted to our Directors and Executive Officers, described in the section entitled “Executive Compensation - 2011 Option Grants” on page 39, the Company has also granted 1,010,000 options to consultants (not including Mr. Wasserman).  Without considering the effect of the Galvin Option, as of December 1, 2011, there were 2,602,500 shares of common stock remaining available for future issuance under the 2011 Plan.

DILUTION

We are not offering or selling any of the shares of common stock in this offering.  All of the offered shares of our common stock are held by selling security holders and, accordingly, no dilution will result from the sale of the securities.

DESCRIPTION OF BUSINESS

History

Background of SG Blocks, Inc.

The Company was previously known as CDSI Holdings, Inc. and PC411, Inc., and was incorporated in Delaware on December 29, 1993.  On January 12, 1999, the Company’s stockholders voted to change the corporate name of the Company from PC411, Inc. to CDSI Holdings Inc.  Prior to May 1998, the Company’s principal business was an on-line electronic delivery information service that transmitted name, address, telephone number and other related information digitally to users of personal computers.  In May 1998, the Company acquired Controlled Distribution Systems, Inc. (“CDS”), a company engaged in the marketing and leasing of an inventory control system for tobacco products.  In February 2000, the Company announced that CDS, will no longer actively engage in the business of marketing and leasing the inventory control system.  In November 2003, the Company and CDS (a wholly-owned subsidiary) merged, with the Company as the surviving corporation.  Immediately Prior to the merger between the Company’s wholly-owned subsidiary, CDSI Merger Sub, Inc. and SG Building (described below under the heading “SG Blocks Merger”) the Company was a shell company, as defined in Rule 12b-2 of the Exchange Act, seeking acquisition and investment opportunities.

Background of SG Building Blocks, Inc.

On October 25, 2010, SG Blocks, LLC (“SG LLC”), a Missouri limited liability company, merged with and into SG Building, which then continued the business of SG LLC. SG LLC was formed on January 23, 2007 and SG Building (formerly SG Blocks, Inc.) was formed in Delaware on August 16, 2010.  SG Building was not engaged in any business prior to the merger with SG LLC in 2010.

SG Blocks Merger

On July 27, 2011, the Company entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”) by and among the Company, CDSI Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), SG Building, and certain stockholders of SG Building.  The merger contemplated by Merger Agreement was completed on November 4, 2011 (the “Merger”).  Upon the consummation of the transactions contemplated by the Merger Agreement, Merger Sub was merged with and into SG Building, with SG Building surviving the Merger and becoming a wholly-owned subsidiary, and only operating business of, the Company.  The Merger was a reverse merger that will be accounted for as a recapitalization of SG Building, and accordingly SG Building is deemed to be the accounting acquirer.

Upon consummation of the Merger, the holders of common stock of SG Building received an aggregate of 36,050,764 shares of common stock in the Company.  Additionally, Ladenburg received in the Merger 408,750 shares of Company common stock pursuant to contractual obligations between SG Building and Ladenburg. Upon consummation of the Merger, all outstanding SG Building warrants were cancelled and substituted with warrants of similar tenor to purchase an aggregate of 1,145,510 shares of Company common stock.  Immediately following the Merger, warrants to purchase 100,926 shares of Company common stock were forfeited by a warrant holder.  As a result of the foregoing, the holders of Company common stock prior to the Merger owned an aggregate of 8% of the Company common stock on a fully diluted basis immediately after the Merger, the stockholders and warrant holders of SG Building before the Merger beneficially owned an aggregate of 91% of the Company common stock on a fully diluted basis immediately after the Merger, and Ladenburg owned an aggregate of 1% of the Company common stock on a fully diluted basis immediately after the Merger (not including warrants to purchase shares of Company common stock it received in the Merger as a result of it holding warrants to purchase shares of SG Building common stock prior to the Merger).

Overview

The principal business of the Company, through SG Building, is to provide code engineered cargo shipping containers. SG Building modifies and delivers containers to meet the growing demand for safe and green construction. Rather than consuming new steel and lumber, SG Building capitalizes on the structural engineering and design parameters a shipping container must meet and repurposes them for use in building. Offering a product that typically exceeds building code requirements, SG Building seeks to enable developers, architects, builders and owners to achieve greener construction, faster execution and stronger buildings of higher value. Since its inception in 2007, SG Building has developed and implemented the technology to break away from standardized container-construction while maintaining reduced costs. Committed to providing a construction methodology that will lessen the global carbon footprint, SG Building does not simply recycle (which requires additional energy consumption to break down material and then reform it for another purposes) — it utilizes existing steel material and repurposes it into modules that can be put to a higher and better use with significantly less energy input. In addition to providing code engineered cargo shipping containers for construction use, SG Building also continues to advance a patent pending structural steel framing system and the use thereof.

SG Building’s products have been featured in reports by several leading media outlets including Fortune, NY Post, USA Today, CNN, Washington Post, ABC World News, NBC Nightly News and Bob Vila. In addition, Popular Mechanics selected one of SG Building’s buildings as a “best green design” in its April 2009 edition.

Description of Business

SG Building first selects shipping containers appropriate for the project, often that have reached the end of their useful life. These durable steel containers are then designed, proprietarily engineered and manufactured into a modified structure that is referred to in this “Description of Business” section as “SG BlocksTM”.  A combination of engineering and architecture are used to make the containers adaptable for a wide variety of uses including housing, office buildings, barracks, hotels, schools, dormitories, hospitals, clinics and institutional facilities.

From a design perspective, SG BlocksTM can be used to build virtually any style of construction, from traditional to modern. SG BlocksTM can be delivered with a highly durable surface finish or ready to be clad with any type of standard or green technology friendly building skin.

SG BlocksTM have a particular application in meeting safe and sustainable housing needs in the United States and globally. The building system is designed to meet the needs of builders, developers, government officials, urban planners, architects, and engineers looking for fast and affordable alternatives that meet safe housing needs and standards, particularly in hurricane and earthquake prone areas. Criteria and testing processes have been developed to evaluate each container. Conversion and assembly is subjected to quality control, making the containers “code-ready.” Conformance with International Code Council requirements is an ongoing objective as this standard is used by a vast majority of governmental jurisdictions in the United States.

SG Building is a hands-off supplier. Partners, affiliates and customers carry the responsibility for container storage, modification, transportation and welding, leaving SG Building to manage the logistical task of coordinating the efforts of its strategic partners. These alliances help SG Building maintain a steady supply of containers available around the world. SG Building is actively exploring international opportunities, including in Brazil where it has formed a subsidiary.

Green Building

There is a worldwide movement toward green and carbon neutrality. Sustainable or “green” building is the practice of designing, constructing, operating, maintaining and removing buildings in ways that conserve natural resources and reduce their impact on climate change. Builders are increasingly incorporating “green” components in all projects as they adopt the LEED system, a third-party certification program and the nationally accepted benchmark for the design, construction and operation of high performance green buildings. We believe SG Building’s structural system contributes significantly towards LEED certification, and help minimize the wasteful practices of traditional construction methods.

Description of the Product

SG Building’s structural building system represents a change from the way buildings have typically been built in the past. It also represents a contribution to the greening of the construction industry with the advancement of new technology. Of great importance to the technology is the recycling of standard shipping containers. Intermodal containers generally come in either 40 foot or 20 foot long units that are either 8’6” (standard cube) or 9’6” (high cube).

The payload rating in a shipping configuration for a 40 foot container is roughly 60,000 pounds. The payload rating normally associated with residential or commercial structures is in most cases half of that amount. These units are designed for 9-high stacking aboard ships. The structures in this condition need to be able to withstand 15 long tons of load transversely and 7.5 long tons longitudinally. This far exceeds any gravity or lateral loads a normal residential or commercial building will ever experience.

This strong structure is the beginning of the SG Building building system. Various combinations as desired of siding, brick, and stucco can be added and the interior finished as any conventional structure would be. Upon completion, structures look and feel as if they were erected using traditional construction methods. However, the SG Building product is generally stronger, more durable, environmentally sensitive, and finished in less time than traditional construction methods.

The Process of the SG Building Conversion

Containers are selected, tested and evaluated against SG Building’s engineering, environmental, and utilization criteria and standards. The used containers are then certified as SG Building, ready for the manufacturing and fabrication processes. SG Building then provides specific and detailed engineering and fabrication details and modifies the containers in various configurations which often require structural changes, wall reconfigurations, the creation of window and door openings, and ceiling alterations to allow sheetrock hanging. The exterior walls and roof structure are then insulated with a high tech waterproof ceramic insulation. The SG BlocksTM are then shipped directly to the building site or are run through a modular factory and then delivered to the site. The builder places them into position on their foundation and connects them together by welding. The builder may then add roof trusses or other roof systems, and quickly the builder has an insulated structure under roof. The potential for savings in building time can be significant, particularly if interior pre-finish modularization is introduced at this step.

Historical Use of Shipping Containers in Construction

Although shipping containers have been reused as building structures since their introduction in the 1950s, such applications have been limited. Typically, shipping containers have been re-used to provide temporary shelter or storage. However, the idea of fabricating containers in large quantities for the building sector market is a relatively novel idea.

Over the past few years, several companies and individuals have been touting the use of shipping containers for construction purposes. Very few, however, have actually designed and built structures to meet building code requirements. In contrast, SG Building has already completed projects for the US Military, municipalities and Fortune 500 companies. As a result, we believe SG Building is positioned as the leader in this new technology industry.

We believe SG Building has debunked the architectural notion that structures built with containers look as if they were built with containers. Through concentrated education and promotion, we believe SG Building has already begun to position its concept into the vocabulary of the architecture and building industries.

Competition

The construction industry is highly competitive. SG Building competes against numerous local, regional, national and international builders and others in the real estate business around the world. Going forward, SG Building is committed to further educating the building community on the benefits of its technology to illustrate SG Building is more of a complement to than competition for builders. SG Building may compete for investment opportunities, financing, available land, raw materials and skilled labor with entities that possess greater financial, marketing and other resources than it does. Competition may increase if there is future consolidation in the land development and construction industry or from new building technologies that could arise. Additionally, many of those working with containers focus on the architecture and design element. As they are not fabricators, SG Building can provide the final product.

We believe SG Building can distinguish itself from its competitors on the basis of cost and construction time. SG Building’s construction method is typically 10% to 20% less expensive than traditional construction methods, particularly in urban locations and multi-story projects. Construction time is typically reduced by 30 – 40% using SG Building’s construction method, reducing construction and soft costs substantially. The SG BlocksTM are designed to be hurricane, tornado and blast resistant, able to withstand harsh climate conditions and their flexibility of construction allows architects, developers, and owners to design the product to meet their needs.

Having already worked with regulatory agencies and obtained jurisdictional approvals from building departments, SG Building has gained practical experience needed to complement its engineering, architectural and technological knowledge. Standard permit approvals at the municipal level is the principal compliance and approval requirement for SG Building.

Intellectual Property

The creation of a proprietary, patentable intellectual property platform, driven by technological innovation, is a central strategy and a key differentiator for SG Building. This use of advanced technology is positioning SG Building as a primary resource for container based structure information and support. Such advanced application of technology creates a valuable marketing and closing tool for leads, a barrier to competitive entry, and is a cornerstone in the strategic development of SG Building’s global, scalable business platform. SG Building is now routinely called upon to provide the product for innovative architects who design container based systems. SG Building relies primarily on trade secrets to protect its intellectual property and proprietary technology at this time.

The SG Buildings Network

Two of SG Building’s most important affiliates are also stockholders:

●
ConGlobal Industries, Inc. (“ConGlobal”), is one of the largest depot operators in the United States, operates 17 container repair and storage depots in 14 U.S. cities, Costa Rica and Mexico, catering to major shipping, leasing and freight movement companies around the world. With a national capacity of over 600 acres, the ConGlobal network of maintenance depots currently handles over 6,500 containers per week and can accommodate at least 170,000 TEU’s (twenty-foot equivalent unit). SG Building currently has an exclusive 10 year Collaboration and Supply contract with ConGlobal, (the “ConGlobal Agreement”). Each depot is equipped with the resources to modify used shipping containers into SG Building’s green building material.

●
Lawrence Group is a architectural, interior design and planning firm. It has over 200 employees in six states and China, with over 100 designers, 39 interior designers and 28 LEED accredited professionals. Lawrence Group acts as an in-house architectural resource for SG Building.

We have eight employees, not including Brian Wasserman who is serving as our Chief Financial Officer pursuant to a consulting agreement.  We also hire independent contractors on an as-needed basis.

On November 15, 2011, we entered into a two-year consulting agreement with Admiral Edmund P. Giambastiani, Jr. U.S. Navy (ret) (the “Giambastiani Agreement”).  Pursuant to the Giambastiani Agreement, Mr. Giambastiani will serve as a consultant to the Company on matters relating to business development and provide advice on products and operations.  For each month during term of the Giambastiani Agreement, Mr. Giambastiani will be granted options to purchase 10,000 shares of Company common stock.  Such grants will be made pursuant to our 2011 Incentive Stock Plan and priced at Fair Market Value on the date of grant.

Properties

We lease office space at New York City for use as our headquarters.  The lease for this facility is terminable by either party to the lease upon 180 days prior written notice after September 26, 2013.  We also have use of office space in Brazil pursuant to an unwritten agreement that is terminable at any time, and use of storage and processing space at certain ConGlobal facilities pursuant to the ConGlobal Agreement.  We believe that our current facilities are adequate for the foreseeable future.

Legal Proceedings

We are not a party to any legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with our consolidated financial statements and related notes and schedules included elsewhere in this prospectus.  This discussion contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those discussed below.  Factors that could cause or contribute to such differences include, but are not limited to, intensified competition and/or operating problems in its operating business projects and their impact on revenues and profit margins or additional factors, and those discussed in the section entitled “Risk Factors” beginning on page 4 of this prospectus.  In addition, certain information presented below is based on unaudited financial information. There can be no assurance that there will not be changes to this information once audited financial information is available.

General

SG Building, our wholly-owned subsidiary and only operating business, offers the construction industry a safer, greener, faster, longer lasting and more economical alternative to conventional construction methods. SG Building redesigns, repurposes, and converts heavy-gauge steel cargo shipping containers into safe green building blocks for commercial, industrial, and residential building construction.

On July 27, 2011, the Company entered into the Merger Agreement pursuant to which Merger Sub, a wholly-owned subsidiary of the Company merged with and into SG Building (known as SG Blocks, Inc. prior to the Merger), with SG Building surviving the Merger and becoming a wholly-owned subsidiary of the Company.  Upon consummation of the Merger, SG Building became the principal operating business of the Company and the Company was renamed “SG Blocks, Inc.”

SG Building is a provider of code engineered cargo shipping containers that it modifies and delivers to meet the growing demand for safe and green construction. Rather than consuming new steel and lumber, SG Building capitalizes on the structural engineering and design parameters a shipping container must meet and repurposes them for use in building.

Upon consummation of the Merger, the holders of common stock of SG Building received an aggregate of 36,050,764 shares of Company common stock. Additionally, Ladenburg received in the Merger 408,750 shares of Company common stock. Upon consummation of the Merger, all outstanding SG Building warrants were cancelled and substituted with Company warrants of similar tenor to purchase an aggregate of 1,145,510 shares of Company common stock. Immediately following the Merger, warrants to purchase 100,926 shares of Company common stock were forfeited by a warrant holder.

The Merger was a reverse merger that will be accounted for as a recapitalization of SG Building, and accordingly SG Building is deemed to be the accounting acquirer.

Results of Operations

Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009:

	Year Ended December 31
	2010	2009	Change
Loss from operations	$(933,858)	$(218,137)	$(715,721)
Other expenses:	(313,786)	(80,982)	(232,804)
Net Loss	$(1,247,644)	$(299,119)	$(948,525)

Revenue

Revenue for the year ended December 31, 2010 was $1,916,565 compared to $478,340 for the year ended December 31, 2009. This increase of $1,438,225 results from significantly increased block “green steel” sales to a single customer (2010 sales of approximately $990,000 vs 2009 sales of approximately 285,000)  and an increase in new engineering and project management jobs during 2010.

Cost of Revenue and Gross Profit

Cost of revenue increased by $1,049,466 to $1,339,159 for the year ended December 31, 2010 from $289,693 for the year ended December 31, 2009. The increase in cost of revenue results from an increase in sales offset by a decrease in the gross profit percentage.  Gross profit increased to $577,406 for the year ended December 31, 2010 from a gross profit of $188,647 for the year ended December 31, 2009.  The gross profit percentage was 30.1% for the year ended December 31, 2010 as compared to a gross profit percentage of 39.4% for the year ended December 31, 2009.  This decrease in gross profit percentage results from a decrease in gross profit percent in engineering (from 58.9% in 2009 to 42.4% in  2010) and project management (from 49.1% in 2009 to 20.1 % in 2010) projects offset by an increase in the gross profit percent in block “green steel” sales (from 29.6% in 2009 to 32.5% in 2010). The decrease in gross profit percentage for engineering and project management projects resulted from jobs which were priced below our normal margin in order to obtain product acceptance and building approvals.

Payroll and Related Expense

Payroll and related expense for the year ended December 31, 2010 was $963,075 compared to $172,537 for the year ended December 31, 2009. The increase of $790,538 results from an increase in sales, marketing and administrative personnel.

Other Operating Expenses

Other operating expense for the year ended December 31, 2010 was $548,189 compared to $234,247 for the year ended December 31, 2009. The increase of $313,942 results from an increase of approximately (i) $81,000 in consulting and professional fees, (ii) $65,000 in marketing costs, (iii) $25,000 in travel and entertainment expenses,  (iv) $64,000 in insurance costs and (v) $78,000 other general and administrative expenses.

Interest Expense

Interest expense for the year ended December 31, 2010 was $ 396,155 compared to $81,083 for the year ended December 31, 2009. This increase results from the beneficial conversion feature embedded in the convertible notes and related debt discount and contractual interest on increased borrowings.

Other income (expense)

During 2010 there was other income recognized from a cancellation of trade liabilities and accrued interest of $73,057 while there were no such debt cancellations during 2009.  Additionally in 2010 there was other income of $9,275 recognized due to a change in fair value of derivative conversion option liabilities.

Income Tax Provision

A 100% valuation allowance was provided against the deferred tax asset consisting of available net operating loss carryforwards and accordingly no income tax benefit was provided.

Nine Months Ended September 30, 2011 Compared to the Nine Months ended September 30, 2010:

	Nine months ended September 30
	2011	2010	Change
Loss from operations	$(1,146,722)	$(491,255)	$(655,467)
Other income (expenses):	10,171	(95,096)	105,267
Net Loss	$(1,136,551)	$(586,351)	$(550,200)

Revenue

Revenue for the nine months ended September 30, 2011 was $2,821,613 compared to $1,538,013 for the nine months ended September 30, 2010. This increase of $1,283,600 results from an increase of $1,799,728 in block “green steel” sales reduced by $516,128 of lower sales in engineering and project management jobs.

Cost of Revenue and Gross Profit

Cost of revenue increased by $1,369,077 to $2,417,082 for the nine months ended September 30, 2011 from $1,048,005 for the nine months ended September 30, 2010. The increase in cost of revenue results from an increase in sales offset by a decrease in the gross profit percentage.  Gross profit decreased to $404,531 for the nine months ended September 30, 2011 from a gross profit of $490,008 for the nine months ended September 30, 2010.  The gross profit percentage was 14.3% for the nine months ended September 30, 2011 as compared to a gross profit percentage of 31.9% for the nine months ended September 30, 2010.  This decrease in gross profit percentage results from a decrease in the gross profit percent in block “green steel” sales (from 33.5% during the period in 2010 compared to 13.3% during the period in 2011) offset by an increase in gross profit percent in project management (from 25.6% during the period in 2010 to 44.4% during the period in 2011) and engineering (from 45.2% during the period in 2010 to 68.7% during the period in 2011). The decrease in the gross profit percentage for block “green steel”  sales was partially the result of the Company bidding projects with lower than usual gross profit margins in order to achieve regulatory approvals and establish market share and proof of concept in certain product  classes. The Company intends to leverage these initial projects to successfully execute similar projects at higher gross margin percentages. The decrease in gross profit percentage also resulted from an increase in commodities costs related to containers used in production.

Payroll and Related Expense

Payroll and related expense was relatively unchanged for the nine months ended September 30, 2011 ($697,305) compared to compensation expense for the nine months ended September 30, 2010 ($704,207).

Other Operating Expenses

Other operating expense for the nine months ended September 30, 2011 was $853,948 compared to $277,056 for the nine months ended September 30, 2010. The increase of $576,892 results from an increase of approximately (i) $326,000 in consulting and professional fees, (ii) $97,000 in marketing costs, (iii) $70,000 in travel and entertainment expenses, and (iv) $84,000 of general and administrative expenses. Operating expenses partially increased by approximately $125,000 due to non-recurring legal and accounting fees associated with the Merger.

Interest Expense

Interest expense for the nine months ended September 30, 2011 was $2,520 compared to $146,388 for the nine months ended September 30, 2010. This decrease results from the maturity and payment or conversion of outstanding interest bearing debts.

Other income (expense)

During the nine months ended September 30, 2011 and September 30, 2010 there was other income recognized from (1) cancellation of trade liabilities and unpaid interest of $61,733 and $41,982, respectively and (2) a change in the fair value of the derivative liability of $49,111 and ($9,275), respectively.

Income Tax Provision

A 100% valuation allowance was provided against the deferred tax asset consisting of available net operating loss carryforwards and accordingly no income tax benefit was provided.

Impact of Inflation

The impact of inflation upon SG Building’s revenue and results from continuing operations during each of the past two fiscal years has not been material to its financial position or results of operations for those years.

Liquidity and Capital Resources

Since SG Building’s inception in 2008, SG Building has generated losses from operations and it anticipates that it will continue to generate losses from operations for the foreseeable future. As of December 31, 2010 and December 31, 2009, SG Building’s stockholders’ equity/(deficit) was approximately $440,200 and ($1,191,200), respectively. SG Building’s net loss from operations for the years ended December 31, 2010 and 2009 was $933,858 and $218,137, respectively. Net cash used in operating activities was $646,267 and $804,405 for the years ended December 31, 2010 and December 31, 2009, respectively. Operations since inception have been funded with the proceeds from equity and debt financings and sales activity. As of December 31, 2010, we had cash and cash equivalents of $1,038,661.  As of September 30, 2011, we had cash and cash equivalents of $955,136.  We anticipate that our existing capital resources will enable us to continue operations through at least October 1, 2012.

SG Building incurred a net loss of $1,247,644 for the year ended December 31, 2010. SG Building’s cash balance as of December 31, 2010 was $1,038,661 and SG Building had working capital as of that date of $435,793.

Since inception, SG Building has funded its operations and working capital needs primarily with proceeds from equity and debt financings and sales activity. During 2009, SG Building generated net cash proceeds of $1,027,858 from the issuance of notes payable and capital contributions. During 2009, SG Building repaid  $124,834 of outstanding notes payable. During 2010, SG Building generated net cash proceeds of $2,739,797 from the issuance of notes payable and issuance of common stock. During 2010, SG Building repaid $999,224 of outstanding notes payable. Also, from January 1, 2011 to September 30, 2011 SG Building generated net cash proceeds of $1,200,000 from the issuance of common stock.

Based on the recent progress SG Building made in the execution of its business plan, we believe that our currently available cash, which includes funds we expect to generate from operations, will enable us to operate our business through at least October 1, 2012.  However, SG Building will require additional capital in order to execute the longer term aspects of its business plan.  If we are unable to raise additional capital or encounter unforeseen circumstances that place constraints on our capital resources, we will be required to take various measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing business development activities or suspending the pursuit of our business plan. We cannot provide any assurance that we will raise additional capital. We have not secured any commitments for new financing at this time, nor can we provide any assurance that new financing will be available to it on acceptable terms, if at all.

Off–Balance Sheet Arrangements

As of December, 2010 and September 30, 2011, SG Building had no material off-balance sheet arrangements other than operating leases.

In the ordinary course of business, SG Building enters into agreements with third parties that include indemnification provisions which, in its judgment, are normal and customary for companies in its industry sector. These agreements are typically with consultants and certain vendors. Pursuant to these agreements, SG Building generally agrees to indemnify, hold harmless, and reimburse indemnified parties for losses suffered or incurred by the indemnified parties with respect to actions taken or omitted by SG Building. The maximum potential amount of future payments SG Building could be required to make under these indemnification provisions is unlimited. SG Building has not incurred material costs to defend lawsuits or settle claims related to these indemnification provisions. As a result, the estimated fair value of liabilities relating to these provisions is minimal. Accordingly, SG Building has no liabilities recorded for these provisions as of December 31, 2010.

Critical Accounting Estimates and New Accounting Pronouncements

Critical Accounting Estimates

The preparation of financial statements in accordance with accounting principals generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts and related disclosures in the financial statements. Management considers an accounting estimate to be critical if it requires assumptions to be made that were uncertain at the time the estimate was made, and changes in the estimate or different estimates that could have been selected could have a material impact on our consolidated results of operations or financial condition.

Share-Based Payments. SG Building adopted authoritative accounting guidance which establishes standards for share-based transactions in which we receive employee's services in exchange for equity instruments, such as common stock. These authoritative accounting standards require that we expense the fair value of stock options and similar awards, as measured on the awards' grant date.

SG Building estimates the value of stock awards using valuation models developed by the Company. The determination of the fair value of share-based payment awards on the date of grant is affected by our stock price as determined by the valuation model and the assumptions used regarding a number of complex and subjective variables.

If factors change and SG Building employs different assumptions in the application of the relevant accounting guidance in future periods, the compensation expense that it records may differ significantly from what it has recorded in the current period. There is a high degree of subjectivity involved when determining the fair value of our stock to estimate share-based compensation. Consequently, there is a risk that SG Building’s estimates of the fair values of its share-based compensation awards on the grant dates may bear little resemblance to the actual values realized upon the exercise, expiration, early termination or forfeiture of those share-based payments. Employee stock grants may be forfeited as worthless or otherwise result in zero value as compared to the fair values originally estimated on the grant date and reported in SG Building’s financial statements. Alternatively, value may be realized from these instruments that are significantly in excess of the fair values originally estimated on the grant date and reported in SG Building’s financial statements.

Derivative Instruments. Since inception, SG Building has issued warrants to purchase its common stock and convertible notes. In accordance with current accounting guidelines, SG Building has treated these derivative financial instruments as liabilities on its balance sheet, measured at fair value at issuance date, and re-measured at fair value on each reporting date. SG Building records changes in the fair value of these derivative liabilities in income or loss on each balance sheet date. SG Building uses both a Black-Scholes option and lattice pricing model, which uses the underlying price of its common stock as one of the inputs to determine the fair value at issuance date and at each subsequent reporting period. As a result, the fair value of the derivative instruments is impacted by changes in the market price of its common stock. The market price of its common stock can be volatile and is subject to factors beyond SG Building’s control. These factors include, but are not limited to, trends in the industry in which SG Building operates, the market of OTCBB quoted stocks in general and sales of SG Building’s common stock. As a result, the value of its common stock may change from measurement date to measurement date, thereby resulting in fluctuations in the fair value of the derivative instruments, which can materially impact its operating results.

Revenue Recognition. SG Building accounts for its long-term contracts associated with the design, engineering, manufacture and project management of building projects and related services, using the percentage-of-completion accounting method. Under this method, revenue is recognized based on the extent of progress towards completion of the long-term contract.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance. General and administrative costs, marketing and business development expenses and pre-project expenses are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenue when realization is probable and the amount can be reliably estimated.

The asset, “Costs and estimated earnings in excess of billing on uncompleted contracts,” represents revenue recognized in excess of amounts billed. The liability, “Billings in excess of costs and estimated earnings on uncompleted contracts,” represents billing in excess of revenue recognized.

SG Building offers a one-year warranty on completed contracts. SG Building has not incurred any losses to date and nor does it anticipate incurring any losses for warranties that are currently outstanding.  Accordingly no warranty reserve is considered necessary for any of the periods presented.

SG Building also supplies repurposed containers to its customers. In these cases, SG Building serves as a supplier to its customers for standard and made to order products that it sells at fixed prices. Revenue from these contracts is generally recognized when the products have been delivered to the customer, accepted by the customer and collection is reasonably assured. Revenue is recognized upon completion of the following: an order for product is received from a customer; written approval for the payment schedule is received from the customer and the corresponding required deposit or payments are received; a common carrier signs documentation accepting responsibility for the unit as agent for the customer; and the unit is delivered to the customer’s shipping point.

Amounts billed to customers in a sales transaction for shipping and handling are classified as revenue. Products sold are generally paid for based on schedules provided for in each individual customer contract including upfront deposits and progress payments as products are being manufactured.

Funds received in advance of meeting the criteria for revenue recognition are deferred and are recorded as revenue when they are earned.

New Accounting Pronouncements

In January 2010, FASB issued ASU No. 2010-06 – Improving Disclosures about Fair Value Measurements. This update provides amendments to Subtopic 820-10 that requires new disclosure as follows: 1) Transfers in and out of Levels 1 and 2 fair value measurements. A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. 2) Activity in Level 3 fair value measurements. In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). This update provides amendments to Subtopic 820-10 that clarifies existing disclosures as follows: 1) Level of disaggregation. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities. 2) Disclosures about inputs and valuation techniques. A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3. The adoption of this guidance did not have a material impact on SG Building’s consolidated financial statements.

In February 2010, FASB issued ASU No. 2010-9 –Amendments to Certain Recognition and Disclosure Requirements. This update addresses certain implementation issues related to an entity’s requirement to perform and disclose subsequent-events procedures and removes the requirement that public companies disclose the date of their financial statements in both issued and revised financial statements. According to the FASB, the revised statements include those that have been changed to correct an error or conform to a retrospective application of U.S. GAAP. The adoption of this ASU did not have a material impact on SG Building’s consolidated financial statements.

In March 2010, FASB issued ASU No. 2010-11 –Scope Exception Related to Embedded Credit Derivatives. Embedded credit-derivative features related only to the transfer of credit risk in the form of subordination of one financial instrument to another are not subject to potential bifurcation and separate accounting as clarified by recently issued FASB guidance. Other embedded credit-derivative features are required to be analyzed to determine whether they must be accounted for separately. This update provides guidance on whether embedded credit-derivative features in financial instruments issued by structures such as collateralized debt obligations (CDOs) and synthetic CDOs are subject to bifurcation and separate accounting. The guidance is effective at the beginning of a company’s first fiscal quarter beginning after June 15, 2010. We do not expect the adoption of this ASU to have a material impact on SG Building’s consolidated financial statements.

In April 2010, the FASB issued ASU No. 2010-13, Compensation – Stock Compensation: Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades. ASU 2010-13 clarifies that a share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, such an award should not be classified as a liability if it otherwise qualifies as equity. ASU 2010-13 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010, with early adoption permitted. SG Building is currently evaluating the potential impact of this standard.

In May 2011, FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820) – Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This ASU addresses fair value measurement and disclosure requirements within Accounting Standards Codification Topic 820 for the purpose of providing consistency and common meaning between U.S. GAAP and IFRSs. Generally, this ASU is not intended to change the application of the requirements in Topic 820. Rather, this ASU primarily changes the wording to describe many of the requirements in U.S. GAAP for measuring fair value or for disclosing information about fair value measurements. This ASU is effective for periods beginning after December 15, 2011. It is not expected to have any material impact on SG Building’s s consolidated financial statements or disclosures.

Related Party Transactions

ConGlobal, a pre-Merger stockholder of SG Building and now a stockholder of the Company, provides containers and labor on domestic projects.  SG Building recognized Cost of Goods Sold of $845,692, $254,251 and $2,164,719, for services ConGlobal rendered during the years ended December 31, 2010 and 2009 and for the nine months ended September 30, 2011, respectively. For the year ended December 31, 2010 and for the nine months ended September 30, 2011, $36,622 and $1,750, respectively, of such expenses are included in accounts payable and accrued expenses in the accompanying balance sheet.

The Lawrence Group, a pre-Merger stockholder of SG Building and now a stockholder of the Company, is a building design, development and project delivery firm. SG Building recognized Pre-project Expenses of $5,483 and $7,527 for consulting services The Lawrence Group rendered during the years ended December 31, 2010 and 2009, respectively. For the years ended December 31, 2010 and 2009 and for the nine months ended September 30, 2011, $103,782, $98,300, and $103,782, respectively, of such expenses are included in accounts payable and accrued expenses in the accompanying balance sheets.

SG Building has accrued certain reimbursable expenses of owners of the Company.  Such expenses amounted to $47,363, $35,226 and $0, for the years ended December 31, 2010 and 2009 and for the nine months ended September 30, 2011, respectively.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE.

On November 7, 2011, the Audit Committee of our Board of Directors approved changing the our independent registered public accounting firm from Becher Della Torre Gitto & Company PC (“Becher”) to Marcum LLP (“Marcum”).  The dismissal of Becher, as approved by the Audit Committee of the Board of Directors and was effective immediately.

 Becher’s reports on the Company’s financial statements for the fiscal years ended December 31, 2009 and 2010 contained no adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principle.

 During the Company’s fiscal years ended December 31, 2009 and 2010 and through November 7, 2011, there were no disagreements between the Company and Becher on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Becher, would have caused Becher to make reference thereto in its report on the financial statements for such years.

During the Company’s fiscal years ended December 31, 2009 and 2010 and through November 7, 2011, there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

Also on November 7, 2011, we engaged Marcum as our independent registered public accounting firm for the Company’s fiscal year ended December 31, 2011. The change in our independent registered public accounting firm was approved by the Audit Committee of the Board of Directors on November 7, 2011.

During the years ended December 31, 2009 and December 2010 and the subsequent interim period through November 7, 2011, we did not consult with Marcum regarding either (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was either the subject of a disagreement or event identified in response to (a)(1)(iv) of Item 304 of Regulation S-K, or a reportable event as that term is used in Item 304(a)(1)(v) of Item 304 of Regulation S-K.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table sets forth information regarding the members of the Board of Directors and the executive officers of SG Blocks.  Our directors are elected to serve until the next annual meeting of stockholders and serve until their respective successors have been duly elected and qualified.  Our executive officers are appointed by the Board of Directors and serve until their successors have been duly appointed and qualified.  Additional information regarding our directors and executive officers, including their business experience for the past five years (and in some instances for prior years) and the key attributes, experience and skills that led the board of directors to conclude that each person should serve as a director is set forth below.

Current Executive Officers and Directors

Name	Age	Year First Elected Director	Position
Richard J. Lampen	58	1997	Director
J. Bryant Kirkland III	46	2008	Director
Paul Galvin	49	2011	Chief Executive Officer and Director
Stevan Armstrong	63	2011	President, Chief Operating Officer and Director
Joseph Tacopina	45	2011	Director
J. Scott Magrane	64	2011	Director
Christopher Melton	40	2011	Director
Brian Wasserman	46	--	Chief Financial Officer
Jennifer Strumingher	36	--	Chief Administrative Officer

Richard J. Lampen has served as a director of the Company since January 1997 and served as President and Chief Executive Officer of the Company from November 1998 until his resignation from those positions upon consummation of the Merger on November 4, 2011.  Mr. Lampen has also served as Executive Vice President of Vector (NYSE: VGR) since July 1996. Mr. Lampen has also served as President and Chief Executive Officer of Ladenburg Thalmann Financial Services Inc. (NYSE AMEX: LTS), an entity in which Vector owns an approximate 8% equity interest, since September 2006. Since October 2008, Mr. Lampen has served as President and Chief Executive Officer of Castle Brands Inc. (NYSE AMEX: ROX), a publicly traded developer and importer of premium branded spirits in which Vector held an approximate 10.7% equity interest at July 27, 2011. From October 1995 to December 2005, Mr. Lampen served as the Executive Vice President and General Counsel of New Valley Corporation, where he also served as a director. From May 1992 to September 1995, Mr. Lampen was a partner at Steel Hector & Davis, a law firm located in Miami, Florida.  From January 1991 to April 1992, Mr. Lampen was a Managing Director at Salomon Brothers Inc, an investment bank, and was an employee at Salomon Brothers Inc. from 1986 to April 1992. Mr. Lampen is also a director of Ladenburg Thalmann Financial Services and Castle Brands Inc. Mr. Lampen received a Bachelor of Arts degree from The Johns Hopkins University in 1975 and received a Juris Doctorate degree in 1978 from Columbia Law School.  Mr. Lampen’s pertinent experience, qualifications, attributes and skills include managerial experience and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

J. Bryant Kirkland III has served as a director of the Company since November 1998 and served as the Company’s Vice President, Chief Financial Officer, Secretary and Treasurer of the Company from January 1998 until his resignation from those positions upon consummation of the Merger on November 4, 2011.  Mr. Kirkland has served as a Vice President of Vector (NYSE: VGR) since 2001 and became Vice President, Treasurer and Chief Financial Officer of Vector on April 1, 2006. From November 1994 to December 2005, Mr. Kirkland served in various financial capacities with New Valley Corporation.  Mr. Kirkland served as Vice President, Treasurer and Chief Financial Officer from January 1998 to December 2005. Mr. Kirkland also served as Chief Financial Officer of Ladenburg Thalmann Financial Services Inc. (NYSE AMEX: LTS) from June 2001 to October 2002. Mr. Kirkland received a Bachelor of Science in Business Administration from the University of North Carolina in 1987 and a Masters of Business Administration from Barry University in December 2006. Mr. Kirkland is also a Certified Public Accountant licensed in the states of Florida and North Carolina.  Mr. Kirkland’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise.

Paul M. Galvin was appointed as a director and the Company’s Chief Executive Officer upon consummation of the Merger on November 4, 2011.  Mr. Galvin has served as the Chief Executive Officer of SG Building and its predecessor entity, SG LLC, since April 2009; and as a director of SG Building and its predecessor entity since January 2007. Mr. Galvin is a founder of SG LLC.  Mr. Galvin has been a managing member of TAG, an investment partnership formed for the purpose of investing in SG Building, since October 2007.  Mr. Galvin brings to SG Building 20 years of experience developing and managing real estate including residential condominiums, luxury sales, market rate and affordable rental projects. Prior to his involvement in real estate, he founded a non-profit organization that focused on public health, housing and child survival, and where he served for over a decade in a leadership position. During that period Mr. Galvin designed, developed, and managed emergency food and shelter programs through New York City’s Human Resources Administration and other Federal and State entities. From November 2005 to June 2007, Mr. Galvin was Chief Operating Officer of Yucaipa Investments where he worked with religious institutions that needed to monetize underperforming assets. There he designed and managed systems that produced highest and best use analysis for hundreds of religious assets and used them to acquire and re-develop properties across the United States. Mr. Galvin holds a B.S. in Accounting from LeMoyne College and a Master’s Degree in Social Policy from Fordham University.  He was formerly an adjunct professor at Fordham University’s Graduate School of Welfare.  Mr. Galvin is currently a Board Member of SentiCare, Inc.  He previously served for ten years on the Sisters of Charity Healthcare System Advisory Board.  Mr. Galvin’s pertinent experience, qualifications, attributes and skills include managerial experience and the knowledge and experience he has attained in real estate industry.

Stevan Armstrong was appointed as a director and as the Company’s President and Chief Operating Officer upon consummation of the Merger on November 4, 2011.  Mr. Armstrong served as the President and Chief Operating Officer of SG Building since April 2009 and as a director of SG Building and its predecessor entity since January 2007.  Mr. Armstrong is a founder of SG LLC.  Prior to joining SG Building, he was a minority partner (owner) and Chief Construction Officer for Stratford Companies, a large Senior Housing development group, from 2003 until fully phasing out in March 2010, where he had complete responsibility for all engineering, design construction and commissioning of over $250,000,000 of facilities over a three year period. Prior to that, he was Executive Vice President for Operations of Hospital Affiliates Development Corp., a proprietary health care company specializing in the development of healthcare and senior care projects both domestically and internationally. Mr. Armstrong managed the design and construction of healthcare and elderly care housing projects in 40 states and 16 foreign countries with overall responsibility for operations. His background includes structural design engineering for large-scale healthcare projects, project scheduling and management of developmental of construction budgets. He spent much of his early career working on site as a field engineer and construction specialist. Mr. Armstrong served 30 years on active and reserve duty as a Civil Engineering Corps Officer for the United States Navy, retiring as Assistant Chief of Staff for Operations for the Atlantic Seabees (Navy Construction Battalions) both Active and Reserve based out of Norfolk Virginia with 8000 engineering and construction troops reporting to headquarters. Mr. Armstrong was responsible for their operations both in the United States and worldwide. Mr. Armstrong holds a Bachelor of Architectural Engineering from Penn State University and an M.S. in Engineering from George Washington University.  Mr. Armstrong brings extensive design, construction experience and engineering expertise to SG Building and his pertinent experience, qualifications, attributes and skills include real estate and development expertise.

Joseph Tacopina was appointed as a director of the Company’s upon consummation of the Merger on November 4, 2011.  Mr. Tacopina served as a director of SG Building and its predecessor entity from January 2008 until November 4, 2011. Mr. Tacopina has been a managing member of TAG since October 2007.  Mr. Tacopina founded the Law Offices of Joseph Tacopina, P.C. in 1994 and continues to practice law at his firm. Since September 2009, he has also led the Talent Representation practice at Madison Avenue Sports and Entertainment, a talent representation, marketing and advising firm. Mr. Tacopina is a member of the Federal Bar Council, the New York Counsel of Defense Lawyers, and the Judicial Committee for the Association of the Bar of the City of New York.  He also serves on the Legislative Committee for the National Association of Criminal Defense Lawyers.  Additionally, Mr. Tacopina volunteers his time as an adjunct professor at Fordham Law School and lectures nationwide on a variety of legal issues.  Mr. Tacopina is a graduate of Skidmore College and the University of Bridgeport Law School.  Mr. Tacopina’s pertinent experience, qualifications, attributes and skills include legal and securities compliance.

J. Scott Magrane was appointed as a director of the Company’s upon consummation of the Merger on November 4, 2011.  Mr. Magrane is a Managing Director at Coady Diemar Partners, an investment banking firm he co-founded in 2004. Prior to co-founding Coady Diemar Partners, Mr. Magrane spent 15 years with Goldman Sachs & Co. where his responsibilities encompassed all manner of corporate finance and strategic advisory activities. While at Goldman, he started the firm’s Energy Technology effort. Mr. Magrane began his career and spent 10 years with Blyth Eastman Dillon & Co. and Paine Webber where he specialized in energy and power project finance. Mr. Magrane holds a BA from the College of Wooster and an MBA from Wharton. Mr. Magrane has spent over 26 years advising power related enterprises including energy technology companies, utilities, independent power companies, rural electric cooperatives and governments. Mr. Magrane’s pertinent experience, qualifications, attributes and skills include corporate finance and strategic advisory expertise.

Christopher Melton was appointed as a director of the Company’s upon consummation of the Merger on November 4, 2011.  Mr. Melton has served on the board of directors of World Education and Development Fund, a non-profit organization that focuses on education for underprivileged children in Latin America, since 2008 and as a director of Bestival Ltd, a music festival on the Isle of Wight UK, since 2004. From 2000 to 2008, Mr. Melton was a Portfolio Manager for Kingdon Capital Management (“Kingdon”) in New York City where he ran an $800 million book in media, telecom and Japanese investment. Mr. Melton opened Kingdon’s office in Japan where he set up a Japanese research company. From 1997 to 2000, Mr. Melton served as a Vice President at JP Morgan Investment Management as an equity research analyst, where he helped manage $500 million in REIT funds under management. Mr. Melton was a Senior Real Estate Equity Analyst at RREEF Funds (“RREEF”) in Chicago from 1995 to 1997. RREEF is the real estate investment management business of Deutsche Bank’s Asset Management division. Mr. Melton earned a BA in Political Economy of Industrial Societies from UC Berkeley in 1995. Mr. Melton’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience and the knowledge and experience he has attained through his services as a director of various companies and through his personal real estate investment and development activities.

Brian Wasserman, CPA, has served as the Chief Financial Officer of the Company since consummation of the Merger on November 4, 2011, pursuant to a consulting agreement, dated November 7, 2011 between the Company, BAW Holdings Corp. (“BAW”) and Mr. Wasserman (the “Wasserman Agreement”).  Although Mr. Wasserman will not devote all his professional time to serving as the Chief Financial Officer of the Company, he will devote as much time as is necessary to fully and professionally perform his duties as the Company’s Chief Financial Officer.  Mr. Wasserman served as the Chief Financial Officer of SG Building pursuant to the Wasserman Agreement since June 2011. Mr. Wasserman has been a Partner and a Director of Forensic Services at Janover, LLC, a public accounting firm since January 2010 and the Chief Executive Officer of BAW, a financial consulting business, since September 2005. Mr. Wasserman was a founder, the Chief Financial Officer and Treasurer of Newtek Business Services, Inc. (“Newtek” — NASDAQ Symbol “NEWT”) from September 1997 through July 2005. Newtek is a direct distributor of a wide range of business services and financial products to the small- and medium-sized business market under the Newtek brand. Newtek serves as a “one-stop-shop” provider of business services to the small- and medium-sized business market. From 1992 thru 1997, Mr. Wasserman was the Chief Financial Officer for a Wall Street investment banking firm, the General Partner of various investment limited partnerships and the Treasurer of Engex, Inc., a publicly traded closed end mutual fund. Mr. Wasserman is a licensed New York State Certified Public Accountant and holds a BS in Accounting from Lehigh University. From 1987 thru 1992, Mr. Wasserman worked for Coopers & Lybrand (now PricewatershouseCoopers) and earned the title of Manager.

Jennifer Strumingher was appointed as the Company’s Chief Administrative Officer upon consummation of the Merger on November 4, 2011.  Ms. Strumingher held various positions with SG Building and its predecessor entity since February 2008, and has served as the Chief Administrative Officer of SG Building since March 2010 and as a director since April 2009.  From May 2007 to February 2008, Ms. Strumingher was involved in private real estate renovations. From November 2005 to May 2007, Ms. Strumingher worked for a boutique contemporary knitwear company in brand positioning, sales and product marketing. Prior to that Ms. Strumingher was an Equity Sales Manager for PaineWebber, Inc. from July 1996 to December 2000 where she communicated and marketed PaineWebber’s equity research to a select group of clients. Additionally, Ms. Strumingher conducted verbal and written client portfolio reviews using sector analysis to maximize profits, minimize risk and diversify holdings. Ms. Strumingher holds a B.S. in Management and Marketing from Binghamton University’s (State University of New York) School of Management.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,
AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

Transactions with Vector

Prior to consummation of the Merger, certain accounting and related finance functions were performed on behalf of the Company by employees of Vector, the Company’s pre-Merger principal stockholder.  Expenses incurred relating to these functions were allocated to the Company and paid as incurred to Vector based on management’s best estimate of the cost involved. The amounts allocated were immaterial for the fiscal years ended December 31, 2009 and 2010.

On March 26, 2009, the Company entered into a $50,000 Revolving Credit Promissory Note (the “Revolver”) with Vector due December 31, 2012. The loan bears interest at 11% per year. There was a balance $37,500 outstanding under the Revolver at December 31, 2010.  On January 26, 2011, the Company and Vector entered into an amendment to the Revolver increasing the amount that it may borrow thereunder from $50,000 to $100,000.  As of November 18, 2011, the Revolver had $73,500 of principal and $11,253.15 of interest outstanding.

As a pre-Merger stockholder of SG Building and now a stockholder of the Company, Vector received 2,018,519 shares of Company common stock in exchange for the SG Building common stock it held at the time of the Merger.  Messrs. Lampen and Kirkland are each executive officers of Vector.

Transactions with Ladenburg

In October and December 2010, Ladenburg acted as placement agent for SG Building in a private placement and raised aggregate gross proceeds of $2,875,000 (the “Private Placement”). Ladenburg was paid an aggregate cash fee of $201,250 for its services in the Private Placement and was also issued warrants to purchase shares of common stock of SG Building, which represents the right to purchase an aggregate of 1,044,584 shares of Company common stock. SG Building also agreed that if Ladenburg introduced it to an existing publicly traded company with which to consummate a merger, it would cause Ladenburg to be issued shares of common stock of the combined merger entity equal to 1% of the outstanding shares of such entity on a fully diluted basis.  Ladenburg introduced the Company to SG Building and accordingly, was issued an aggregate of 408,750 shares of Company common stock (representing 1% of the Company’s stock on a fully diluted basis at the time of the Merger) upon consummation of the Merger. Vector invested $500,000 in SG Building as part of the Private Placement.

Mr. Lampen is the president and chief executive officer of Ladenburg’s parent company. Additionally, Vector, through a wholly-owned subsidiary, owns approximately 8% of the outstanding common stock of Ladenburg.

Director Independence and Board Committees

Prior to consummation of the Merger on November 4, 2011, our Board of Directors consisted of Messrs. Lampen, Kirkland, Halpryn and Lundgren. Upon consummation of the Merger, Messrs. Halpryn and Lundren resigned and Paul Galvin, Joseph Tacopina, Stevan Armstrong, J. Scott Magrane and Christopher Melton were appointed to our Board of Directors.

We currently utilize the definition of “independent” set forth in the NASDAQ Stock Market’s listing standards.  We believe that Messrs. Kirkland, Tacopina, Magrane and Melton are “independent” as defined by NASDAQ listing standards and under Rule 10A-3 of the Exchange Act.

We currently have an audit committee consisting of J. Bryant Kirkland III, J. Scott Magrane and Christopher Melton each of whom is an independent director. Mr. Kirkland is an “audit committee financial expert.” Prior to consummation of the Merger, our Audit Committee consisted of Messrs. Lundgren and Halpryn, with Mr. Lundgren being the “audit committee financial expert.”

As the Company is not a “listed company” under the rules of the Securities and Exchange Commission (the “SEC”), we are not required to have a compensation committee.  Furthermore, we do not believe it is necessary for the Board of Directors to appoint such committee, or have a separately designated lead director, because the volume of matters that came before the Board of Directors for consideration permits all directors to give sufficient time and attention to such matters to be involved in all decision making.  Notwithstanding the foregoing, we have established a Stock Option Committee consisting of Messrs. Magrane and Melton, which is responsible for reviewing and approving all stock option grants.

The Board of Directors does not have a nominating committee because the Board of Directors does not believe that a defined policy with regard to the consideration of candidates recommended by stockholders is necessary at this time. Given the scope of our operations, the Board of Directors believes a specific nominating policy would be premature and of little assistance until our business operations are at a more advanced level.  Currently, the entire Board of Directors decides on nominees, on the recommendation of any member of the Board of Directors, followed by a review by the Board of Directors of the candidates’ resumes and interviews of candidates.

The Board of Directors is responsible for overseeing risk management, and receives reports from management periodically.

Family Relationships

There are no family relationships among the Company’s existing or incoming directors or officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all compensation awarded to, paid to or earned by the following executive officers, for each of the Company and SG Building, for the fiscal year ended December 31, 2010 and 2009: (i) individuals who served as, or acted in the capacity of, the principal executive officers of the Company and SG Building for the fiscal year ended December 31, 2010; (ii) the  two most highly compensated executive officers of the Company and SG Building, other than the principal executive officer, who were serving as executive officers at the end of the fiscal year ended December 31, 2010; and (iv) up to two additional individuals, other than former principal executive officers, for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the Company or SG Building at the end of the fiscal year ended December 31, 2010.  No disclosure is made for any executive officer, other than the Principal Executive Officer, whose total compensation did not exceed $100,000.

Name and Principal Position	Year	Salary ($)	Total ($)

SG Blocks, Inc. (formerly CDSI Holdings Inc.)

Richard J. Lampen	2010	-	None

former President and Chief Executive Officer (1)	2009	-	None

SG Building Blocks, Inc. (formerly SG Blocks, Inc.)

Paul M. Galvin	2010	221,000	221,000

current Chief Executive Officer (2)	2009	40,666	40,666

Stevan Armstrong current President and Chief Operating Officer(3)	2010	149,250	149,250

_________________________________

(1)
Richard J. Lampen, served as the President and Chief Executive Officer of the Company from November 5, 1998, until consummation of the Merger on November 4, 2011.  Upon consummation of the Merger and the resignation of Mr. Lampen, Paul Galvin was appointed the Chief Executive Officer of the Company.

Messrs. Lampen and Kirkland were the Company’s sole executive officers in 2010 and 2009 and did not receive any salary or other compensation from the Company in 2010 or 2009, other than normal compensation paid to directors (as described below).  The Company was not party to any employment agreements or other compensation plans prior to the Effective Date of the Merger.

(2)
Mr. Galvin did not receive any compensation from the Company in fiscal 2010 or 2009.  The compensation reflected in the Summary Compensation Table was paid to Mr. Galvin by SG Building and its predecessor entity, SG LLC, in connection with his employment and other services provided to SG Building and SG LLC.  Prior to the Merger, Mr. Galvin served as the Chief Executive Officer of SG Building and SG LLC and was the founder of SG LLC.  As a member of SG LLC, Mr. Galvin was also entitled to certain member distributions.

(3)
Mr. Armstrong did not receive any compensation from the Company in fiscal 2010 or 2009.  The compensation reflected in the Summary Compensation Table was paid to Mr. Armstrong by SG Building and its predecessor entity, SG LLC, in connection with his employment and other services provided to SG Building and SG LLC by Mr. Armstrong.  Prior to the Merger, Mr. Armstrong served as the President and Chief Operating Officer of SG Building since April 2009 and as a director of SG Building and its predecessor entity since January 2007.  Mr. Armstrong is a founder of SG LLC.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

We are, through our principal operating subsidiary, SG Building, party to employment agreements with Paul Galvin, our Chief Executive Officer, Stevan Armstrong, our President and Chief Operating Officer and Jennifer Strumingher, our Chief Administrative Officer (the “SGB Employment Agreements”).  Mr. Galvin’s agreement is for a term of three (3) years with a base salary of $240,000 per year.  Mr. Armstrong’s agreement is for a term of three (3) years with a base salary of $150,000 per year.  Ms. Strumingher’s agreement is for a term of three (3) years with a base salary of $100,000 per year.  In addition, each of the officers may be entitled to receive a discretionary bonus as determined by our Board of Directors.

In the event that we terminate Mr. Galvin’s employment for any reason other than for “Cause” (as defined in his employment agreement), he may be entitled to receive compensation equal to one year of his base salary (currently $240,000).  In the event we terminate Mr. Armstrong’s or Ms. Strumingher’s employment for any reason other than for “Cause” (as defined in the employment agreements), such officer may be entitled to receive compensation equal to the lesser of one year of his or her base salary or the remaining salary due for the term of his or her employment agreement. Such lesser amount is currently one year of base salary, which is $150,000 for Mr. Armstrong and $100,000 for Ms. Strumingher.  In addition to the foregoing payments, Messrs. Galvin and Armstrong and Ms. Strumingher may be entitled to receive a lump sum payment in an amount equal to a prorated portion of the greater of (i) any annual bonus payable in the year in which the termination of employment occurs or (ii) the terminated executive’s annual bonus in the year preceding the year of termination of employment.  These additional amounts are not currently calculable.

Under the terms of Mr. Galvin’s employment agreement, upon a change of control followed within six (6) months by the termination of his employment, or a diminution in his duties, Mr. Galvin may be entitled to receive a severance payment equal to eighteen (18) months of his base salary (currently $360,000, based on present base salary of $240,000).  Under the terms of Mr. Armstrong’s and Ms. Strumingher’s employment agreement, upon a change of control followed within six (6) months by the termination of such officer’s employment, or a diminution in his or her duties, Mr. Armstrong or Ms. Strumingher may be entitled to receive a severance payment equal to the lesser of eighteen (18) months of his or her base salary or the remaining salary due for the term.  Such lesser amount is currently eighteen (18) months of base salary, which is $225,000 for Mr. Armstrong (based on present $150,000 base salary) and $150,000 for Ms. Strumingher (based on present $100,000 base salary).  The SGB Employment Agreements all contain an 18-month non-compete provision upon termination which will be increased to two (2) years if the employee is terminated by the Company for “Cause” (as defined in the employment agreements).

Wasserman Consulting Agreement

On November 7, 2011, we entered into the Wasserman Agreement with Mr Wasserman and BAW, which provides for certain consulting services to be provided by BAW and for Mr. Wasserman to serve as our Chief Financial Officer from November 7, 2011 until November 7, 2014, unless the Agreement is terminated for “Cause” (as defined in the Wasserman Agreement).  The Wasserman Agreement provides that BAW will be paid $10,000 per month and for Mr. Wasserman will receive options to purchase 1,000,000 shares of Company common stock at fair market value on the grant date ($0.20); one-third of which vest on the grant date, one-third vesting on November 7, 2012, and the remaining one-third vesting on November 7, 2013.

Stock Options

On July 27, 2011, in connection with the Merger, the Company obtained the written consent of holders of a majority of its outstanding common stock approving the 2011 Incentive Stock Plan.  The 2011 Plan covers up to 8,000,000 shares of common stock, and is designed to enable us to offer our employees, officers, directors, consultants and advisors whose services are considered valuable an opportunity to acquire an interest in the Company, to encourage a sense of proprietorship in the Company and to stimulate the active interest of such persons in the development and financial success of the Company and its subsidiaries.  The various types of incentive awards that may be provided under the 2011 Plan (including options, restricted stock, and stock appreciation rights) are intended to enable us to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business.  All of our officers, directors, employees, consultants and advisors, as well as those of its subsidiaries, are eligible to be granted awards under the 2011 Plan.  An incentive stock option may be granted under the 2011 Plan only to a person who, at the time of the grant, is an employee of the Company or its subsidiaries.  The 2011 Plan expires on July 26, 2021 and is administered by the Company’s Board.

2011 Option Grants

 On November 7, 2011 and November 11, 2011, the Stock Option Committee of the Company’s Board of Directors granted an aggregate 4,387,500 options to purchase common stock to the Named Executive Officers and certain other employees of the Company, to directors of the Company and to Mr. Wasserman, who is serving as the Chief Financial Officer of the Company pursuant to the Wasserman Agreement (the “2011 Options”), and approved the granting of 2,000,000 more options to Mr. Galvin (the “Galvin Options”) on January 2, 2012, which are to be granted on same terms as the 2011 Options.  The 2011 Options are 10 year options and were granted under the 2011 Plan at fair market value (as defined in the 2011 Plan) and, as approved by the Stock Option Committee, the Galvin Options (when granted) will be granted at fair market value on the day of grant.  One third of the 2011 Options and the Galvin Options vest upon grant, the second third vests on the first anniversary of the grant date, and the remaining third vests on the second anniversary of the grant date.

Compensation of Directors

For the fiscal year ended December 31, 2010, we paid each director an annual retainer of $5,000, payable quarterly, and reimburse the directors for reasonable travel expenses incurred in connection with their activities on the Company’s behalf.

The table below summarizes the compensation paid by us to directors for the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Richard J. Lampen	$5,000	$5,000
J. Bryant Kirkland III	$5,000	$5,000
Robert M. Lundgren	$5,000	$5,000
Glenn L. Halpryn	$2,500	$2,500

On November 7, 2011, the Stock Option Committee established per-meeting director’s fees that provide for each director on the Audit Committee (Messrs. Kirkland, Magrane and Melton) to receive options to purchase $12,500 worth of Company common stock for each Board or committee meeting attended by such director, and for each other director (other than Messrs. Galvin and Armstrong) to receive options to purchase $10,000 worth of Company common stock for each Board of Directors or committee meeting attended by such director.  On November 7, 2011, the Company’s Stock Option Committee granted options to purchase 50,000 shares of Company common stock to Messrs. Armstrong, Tacopina and Lampen, in connection with their service on the Board of Directors; and granted options to purchase 62,000 shares of Company common stock to Messrs. Kirkland, Magrane and Melton, in connection with their service on the Board of Directors (the “2011 Director Options”).  The 2011 Director Options are included in the 2011 Options and have the same terms as described for the 2011 Options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of common stock beneficially owned as of  December 1, 2011 by (i) those persons or groups known to beneficially own more than 5% of Company common stock, (ii) each current director and executive officer of the Company and (iii) all executive officers and directors as a group.  The information is determined in accordance with Rule 13d-3 promulgated under the Exchange Act. Except as indicated below, the stockholders listed possess sole voting and investment power with respect to their shares.  Except as otherwise indicated in the table below, the business address of each individual or entity is 400 Madison Avenue, Suite 16C NY, New York, 10017.

Name of Beneficial Owner	Number of Shares(1)	Percent of Class(2)

5% or Greater Stockholders

Vector Group Ltd.(8)	3,508,519	8.8%
Tag Partners, LLC (4)	2,658,127	6.7%
SMA Development Group, LLC (5)	3,327,266	8.4%
George Karfunkel (21)	2,018,519	5.1%
Pro-Mall International, Ltd. (22)	2,018,519	5.1%

Directors and Named Executive Officers

Paul Galvin(3)(4)(11)	3,991,459	9.8%
Joseph Tacopina(3)(4)(12)	2,674,793	6.7%
Stevan Armstrong(3)(5)(13)	3,443,932	8.6%
J. Scott Magrane(3)(6)(14)	401,970	1.0%
Christopher Melton(3)(7)(15)	215,742	*
J. Bryant Kirkland III (8)(9)(16)(20)	26,428	*
Richard J. Lampen (8)(9)(10)(17)	1,470,000	3.7%
Brian Wasserman(3)(18)	333,334	*
Jennifer Strumingher (3)(7)(19)	100,000	*
All executive officers and directors as a group (9 persons)	9,999,531	24%

*	Less than 1%.

(1)
Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Also includes options and warrants to purchase shares of common stock exercisable within sixty (60) days.  Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)	Based on 39,779,506 shares of common stock outstanding on December 1, 2011.

(3)
Paul Galvin, Joseph Tacopina, Stevan Armstrong, J. Scott Magrane and Christopher Melton were appointed as directors upon consummation of the Merger on November 4, 2011. Additionally, Mr. Galvin was appointed as Chief Executive Officer, Mr. Armstrong was appointed as President and Chief Operating Officer, Brian Wasserman was appointed as Chief Financial Officer and Ms. Strumingher was appointed as Chief Administrative Officer, all upon consummation of the Merger on November 4, 2011.

(4)
Includes 2,658,127 shares held by Tag Partners, LLC (“TAG”), an investment partnership formed for the purpose of investing in SG Building (other partners include employees of SG Building). Paul Galvin and Joseph Tacopina are managing members of, and have a controlling interest in, TAG. Each of Messrs. Galvin and Tacopina may be deemed to beneficially own the shares of common stock owned by TAG. Each of Messrs. Galvin and Tacopina specifically disclaims beneficial ownership of the shares of common stock held by TAG, except to the extent of each of their pecuniary interest therein, and this shall not be deemed to be an admission that Messrs. Galvin and Tacopina are the beneficial owner of such shares of common stock.

(5)
Includes 3,327,266 shares held by SMA Development Group, LLC, an entity controlled by Mr. Armstrong. Mr. Armstrong specifically disclaims beneficial ownership of the shares of common stock held by SMA Development Group, LLC, except to the extent of his pecuniary interest therein, and this shall not be deemed to be an admission that Mr. Armstrong is the beneficial owner of such shares of common stock. The business address for SMA Development Group, LLC is 912 Bluff Road - Brentwood, TN 37027.

(6)
Includes 381,137 shares held by Two Lake, LLC, an entity controlled by Mr. Magrane. Mr. Magrane specifically disclaims beneficial ownership of the shares held by Two Lake, LLC except to the extent of his pecuniary interest therein, and this shall not be deemed an admission that Mr. Magrane is the beneficial owner of such shares of stock.

(7)
Includes 194,909 shares held by Mr. Melton.  Does not include shares held by TAG. Mr. Melton and Ms. Strumingher each has a membership interest in TAG. Mr. Melton and Ms. Strumingher each specifically disclaims beneficial ownership of the shares of common stock held by TAG, except to the extent of their pecuniary interest therein, and this shall not be deemed to be an admission that either Mr. Melton or Ms. Strumingher is a beneficial owner of such shares of common stock.

(8)
Richard J. Lampen, a director of the Company, and J. Bryant Kirkland III, a director of the Company, serve as Executive Vice President and Vice President, respectively, of Vector Group Ltd. (“Vector”). Neither Mr. Kirkland nor Mr. Lampen has investment authority or voting control over the 3,508,519 shares of common stock owned by Vector.  The business address for Vector is 100 S.E. Second Street, Miami, Florida 33131.

(9)	Does not include shares of common stock held by Vector, as neither Mr. Kirkland nor Mr. Lampen has investment authority or voting control over the securities owned by Vector.

(10)
Includes (i) 408,750 shares of common stock held by Ladenburg and (ii) 1,044,584 shares of common stock issuable upon exercise of presently exercisable warrants held by Ladenburg. Mr. Lampen is the president and chief executive officer of Ladenburg Thalmann Financial Services Inc., the parent company and sole owner of Ladenburg. Accordingly, Mr. Lampen may be deemed to have investment authority and voting control over the securities owned by Ladenburg. Mr. Lampen specifically disclaims beneficial ownership of the shares of common stock held by Ladenburg, except to the extent of his pecuniary interest therein, and this shall not be deemed to be an admission that Mr. Lampen is the beneficial owner of such shares of stock.

(11)
Includes 1,333,332 shares that Mr. Galvin has the right to acquire at within 60 days upon exercise of stock options, including with regard to the Galvin Options. For a description of the Galvin Options, see the information set forth under the heading “Executive Compensation - 2011 Option Grants” in Item 2.01, which is incorporated by reference.

(12)	Includes 16,666 shares that Mr. Tacopina has the right to acquire at within 60 days upon exercise of stock options.

(13)	Includes 116,666 shares that Mr. Armstrong has the right to acquire at within 60 days upon exercise of stock options.

(14)	Includes 20,833 shares that Mr. Magrane has the right to acquire at within 60 days upon exercise of stock options.

(15)	Includes 20,833 shares that Mr. Melton has the right to acquire at within 60 days upon exercise of stock options.

(16)	Includes 20,833 shares that Mr. Kirkland has the right to acquire at within 60 days upon exercise of stock options.

(17)	Includes 16,666 shares that Mr. Lampen has the right to acquire at within 60 days upon exercise of stock options.

(18)	Includes 333,334 shares that Mr. Wasserman has the right to acquire at within 60 days upon exercise of stock options.

(19)	Includes 100,000 shares that Ms. Strumingher has the right to acquire at within 60 days upon exercise of stock options.

(20)	Includes 5,595 shares held by Mr. Kirkland.

(21)	The business address for George Karfunkel is 1671 52nd Street, Brooklyn, NY 11204.

(22)	The business address for Pro-Mall International, Ltd. is P.O. Box 1586, Georgetown, Grand Cayman, Cayman Island KY1-1110

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the shares of common stock covered by this prospectus.  The following table provides, as of December 1, 2011, information regarding the beneficial ownership of our common stock held by each selling stockholder, the shares that may be sold by each selling stockholder under this prospectus and the number and percentage of shares of common stock that each selling stockholder will beneficially own after this offering.  Applicable percentages are based on 39,779,506 shares of common stock outstanding as of December 1, 2011.

Because each selling stockholder may dispose of all, none or some portion of the shares, no estimate can be given as to the number of shares that will be beneficially owned by a selling stockholder upon termination of this offering.  For purposes of the table below, however, we have assumed that after termination of this offering none of the shares covered by this prospectus will be beneficially owned by the selling stockholders and further assumed that the selling stockholders will not acquire beneficial ownership of any additional shares during the offering.  In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) after the date on which the information in the table is presented.

In connection with the Merger Agreement, we entered into an escrow agreement on November 4, 2011, with SG Building, a representative of the shareholders of SG Building and a representative of our stockholders (the “Escrow Agreement”) in order to provide for any payment to which we may be entitled with respect to our post-closing rights to indemnification under the Merger Agreement.  Under the terms of the Escrow Agreement, the former shareholders of SG Building placed in escrow (with an independent escrow agent) a total of 817,500 shares of common stock received by them in the Merger, which escrowed shares includes 427,974 shares of common stock held by the selling stockholders and covered by this prospectus.  Such shares of common stock held in escrow will be our sole remedy for our rights to indemnification under the Merger Agreement.  Claims for indemnification may be asserted by us until the 5th business day after we have filed our Annual Report on Form 10-K with the SEC for the fiscal year ending December 31, 2011.

We may amend or supplement this prospectus from time to time in the future to update or change this selling stockholders list and the shares that may be resold.

See the section entitled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

Name of Selling Stockholder	Number of Shares of common stock Beneficially Owned Prior to Offering (including shares held in Escrow)	Number of Shares of common stock to be Sold Pursuant to this Prospectus	Number of Shares of common stock Beneficially Owned After Offering	Percentage of Shares of common stock Beneficially Owned After Offering
George Karfunkel	2,018,519	2,018,519	0	0%
Gisela Stromeyer	201,852	201,852	0	0%
Vector Group Ltd.(1)	2,018,519	2,018,519	0	0%
Three Rascals, LLC	1,211,112	1,211,112	0	0%
Three Rascals, LLC	605,556	605,556	0	0%
J&C Resources, LLC	100,926	100,926	0	0%
Denis Bandera	100,926	100,926	0	0%
Snehal Amin	201,852	201,852	0	0%
Andrew P. Bell	403,704	403,704	0	0%
Walter Dickson Moss	100,926	100,926	0	0%
John Albert Yetman	100,926	100,926	0	0%
HF Investment Holdings, LLC	201,852	201,852	0	0%
Frost Gamma Investments Trust	1,009,260	1,009,260	0	0%
Coko Partners	605,556	605,556	0	0%
FJM-Ferro, Inc.	100,926	100,926	0	0%
Ink Group, LLC	201,852	201,852	0	0%
Stuart and Roni Libertoff	807,408	807,408	0	0%
Jacqueline & David Libertoff	403,704	403,704	0	0%
Gary & Gail Libertoff	807,408	807,408	0	0%
Federico DeNarvaez	605,556	605,556	0	0%
Craig & Britt Anderson	201,852	201,852	0	0%
Bradley Biddick	201,852	201,852	0	0%
Eric Freymond	1,009,260	1,009,260	0	0%
Franz H. Burda	807,408	807,408	0	0%
Gunther Bacher	201,852	201,852	0	0%
Pro-Mall International Ltd.	2,018,519	2,018,519	0	0%
Emilio and Wendy Biagiotti	403,704	403,704	0	0%
Peter L. Klausner	242,223	242,223	0	0%
Daniel Klausner	60,556	60,556	0	0%
Peter Sudler	605,556	605,556	0	0%
Rodney O’Connor	403,704	403,704	0	0%
Center Mass Management	100,926	100,926	0	0%
Benjamin V. Lambert	807,408	807,408	0	0%
Ladenburg Thalmann & Co. Inc.(1)	1,044,584	1,044,584	0	0%
Casey Kemper IRA	252,315	252,315	0	0%
Jason Crosby	504,630	504,630	0	0%
James Herrmann	1,009,260	1,009,260	0	0%
Eric Strumingher	194,989	194,989	0	0%
David Bauer	1,211,112	1,211,112	0	0%
TOTAL	23,090,050	23,090,050	0	0%

________________

(1)
In October and December 2010, Ladenburg acted as placement agent for SG Building in a private placement and raised aggregate gross proceeds of $2,875,000 (the “Private Placement”). Ladenburg was paid an aggregate cash fee of $201,250 for its services in the Private Placement and was also issued warrants to purchase shares of common stock of SG Building, which represents the right to purchase an aggregate of 1,044,584 shares of Company common stock. SG Building also agreed that if Ladenburg introduced it to an existing publicly traded company with which to consummate a merger, it would cause Ladenburg to be issued shares of common stock of the combined merger entity equal to 1% of the outstanding shares of such entity on a fully diluted basis.  Ladenburg introduced the Company to SG Building and accordingly, was issued an aggregate of 408,750 shares of Company common stock (representing 1% of the Company’s stock on a fully diluted basis) upon consummation of the Merger. Vector invested $500,000 in SG Building as part of the Private Placement.  Richard J. Lampen, a member of our Board of Directors, is the president and chief executive officer of Ladenburg Thalmann Financial Services Inc., the parent company and sole owner of Ladenburg.  Vector, through a wholly-owned subsidiary, owns approximately 8% of the outstanding common stock of Ladenburg. J. Bryant Kirkland III, a member of our Board of Directors, is Vice President, Treasurer and Chief Financial Officer of Vector.

DETERMINATION OF OFFERING PRICE

Our common stock is quoted on the OTCBB. The actual offering price of the shares of common stock covered by this prospectus will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders. The offering price will thus be determined by prevailing market prices, at privately negotiated prices, or as otherwise described in the section entitled “Plan of Distribution.”

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the selling stockholders.  The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering. However, we will receive proceeds from the exercise of the warrants if they are exercised by the selling stockholder.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any broker-dealers that act in connection with the sale of securities might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Penny Stock Regulations

Our common stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 (excluding the value of the primary residence) or annual income of $200,000 or $300,000 jointly with their spouse (in each of the two most recent years exceeding). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Blue Sky Restrictions on Resale

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

If a selling stockholder wants to sell shares of our common stock under this prospectus in the United States, the selling stockholders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales.  All states offer a variety of exemption from registration for secondary sales.  Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s.  The broker for a selling stockholder will be able to advise a selling stockholder which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling stockholder offered this prospectus who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement that includes this prospectus becomes effective, and a selling stockholder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely on an exemption there from.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.  We have agreed with the selling stockholders to keep the registration statement of which this prospectus forms a part effective until the earlier of (1) the date by which all of the shares of common stock covered by this prospectus may be sold pursuant to Rule 144 without any volume restriction and (2) such time as all shares of common stock covered by this prospectus are sold.

We are required to pay all fees and expenses incident to the registration of the shares, including with regard to compliance with state securities or “blue sky” laws. Otherwise, all discounts, commissions or fees incurred in connection with the sale of common stock offered hereby will be paid by the Selling Stockholders.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, we are authorized by our Amended and Restated Certificate of Incorporation to issue an aggregate of 100,000,000 shares of common stock, par value $0.01 per share.  In addition, as of the date of this prospectus, we are authorized by our Amended and Restated Certificate of Incorporation to issue an aggregate of 5,000,000 shares of preferred stock, par value $0.01 per share.

As of December 1, 2011, there were:

●	39,779,506 shares of common stock issued and outstanding, which includes the shares of common stock being offered under this prospectus; and

●	no shares of preferred stock issued and outstanding.

●
upon consummation of the Merger, warrants issued by SG Building were automatically converted into warrants of the Company to purchase 1,044,584 shares of common stock having terms and conditions substantially identical in all material respects to the terms and conditions pertaining to the Warrants issued by SG Building.

The following is a summary of some of the terms of our capital stock.  Because it is only a summary, it does not contain all of the information that may be important to you and is qualified in its entirety by reference to the relevant provisions of our Amended and Restated Certificate of Incorporation and our By-Laws.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders.  Holders of our common stock do not have cumulative voting rights, which means that the holders of more than one half of the outstanding shares of common stock, subject to the rights of the holders of preferred stock, if any, can elect all of our directors, if they choose to do so. In this event, the holders of the remaining shares of common stock would not be able to elect any directors.

Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of our common stock are entitled to receive ratably, dividends when, as, and if declared by our Board of Directors out of funds legally available for that purpose and, upon our liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any.

Holders of our common stock have no preemptive, subscription or redemption rights pertaining to the common stock and have no rights to convert their common stock into any other securities.  The absence of preemptive rights could result in a dilution of the interest of the existing stockholders should additional shares of common stock be issued. In addition, the rights of holders of our common stock may become subject in the future to prior and superior rights and preferences in the event the Board establishes one or more additional classes of common stock or one or more series of Preferred Stock. The Board has no present plan to establish any such additional class or series. See section entitled “Risk Factors - The issuance of additional securities by the Board will dilute the ownership interests of our current stockholders and could discourage the acquisition of the Company.” for a further description of risks related to the common stock.

Preferred Stock

We are authorized (without any further action by the stockholders) to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rates, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available for the payment of dividends, if any, on the common stock. Also holders of the preferred stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution or winding up of the Company before any payment is made to the holders of common stock. In addition, under certain circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company’s securities, or the removal of incumbent management. The Board of Directors of the Company, without stockholder approval, may issue preferred stock with voting and conversion rights, which could adversely affect the holders of common stock.

Warrants

We currently have 1,044,584 warrants outstanding to purchase an aggregate of 1,044,584 shares of Company common stock for $0.2477 per share (the “Warrants”).  The Warrants, which are held by Ladenburg, have registration rights and expire on October 28, 2015 and contain redemption provisions that make them redeemable for cash by the holder of the warrant under certain circumstances that are not within the control of the Company.   The Warrants are governed by the terms of the Warrant Agreements between the Company the Ladenburg.  The warrants are exercisable, at the option of the holder, at any time prior to their expiration.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and By-Laws

Certain provisions of Delaware law, our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us.  These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids.  These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors.  We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging such proposals, including proposals that are priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could result in an improvement of their terms.

Certificate of Incorporation and By-Laws

Our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws include provisions that authorize our Board of Directors, without any action by our stockholders, to designate and issue shares in such classes or series (including classes or series of preferred stock) as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. Our amended restated certificate of incorporation provides that our authorized capital consists of 105,000,000 shares of capital stock of which 100,000,000 shares are designated as common stock and 5,000,000 shares are designated as Preferred stock.

The rights of holders of Preferred Stock and other classes of common stock that may be issued may be superior to the rights granted to the holders of the existing classes of common stock.  Further, the ability of the Board of Directors to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal regarding the Company and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of common stock.  Issuance of preferred stock, which may be accomplished though a public offering or a private placement, may dilute the voting power of holders of common stock (such as by issuing preferred stock with super voting rights) and may render more difficult the removal of current management, even if such removal may be in the stockholders’ best interests.  Any such issuance of preferred stock could prevent the holders of common stock from realizing a premium on their shares. See section entitled “Description of Capital Stock”.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (“Section 203”) regulating corporate takeovers.  In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●
at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder.  An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock.  We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance.  We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, LLC.  The transfer agent’s address is 6201 15th Avenue, Brooklyn, NY 11219, and its telephone number is (718) 921-8200.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Olshan Grundman Frome Rosenzweig & Wolosky LLP of New York, New York (“Olshan”).

EXPERTS

The consolidated financial statements and financial statement schedules of SG Building as of and for the years ended December 31, 2010 and 2009, included in this prospectus and elsewhere in the registration statement that includes this prospectus have been audited by Marcum LLP, our independent registered public accountants, and is included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee. Notwithstanding the foregoing, two members of Olshan are stockholders of the Company, but none of the common stock held by such stockholders is being registered in the registration statement that includes this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S−1 under the Securities Act with respect to the shares of common stock being offered by this prospectus.  This prospectus does not contain all of the information included in the registration statement.  For further information pertaining to us and our common stock, you should refer to the registration statement and its exhibits.  Statements contained in this prospectus concerning any of our contracts, agreements or other documents are not necessarily complete.  If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed.  Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports and other information with the SEC.  You can read our filings, including the registration statement of which this prospectus is a part, over the Internet at the SEC’s website at www.sec.gov.  You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C., 20549, on official business days during the hours of 10 a.m. to 3 p.m.  You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C., 20549.  Please call the SEC at 1−800−SEC−0330 for further information on the operation of the public reference facility.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SG Building Blocks, Inc. (fka SG Blocks, Inc.) financial statements for the fiscal years ended December 31, 2010 and 2009 and for the nine months ended September 30, 2011 and 2010 (unaudited)

Report of Independent Registered Public Accounting Firm

To the Stockholders of
SG Blocks, Inc.

We have audited the accompanying balance sheets of SG Blocks, Inc. (the “Company”) as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SG Blocks, Inc., as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

September 16, 2011

/s/ MARCUM LLP
Marcum LLP
New York, New York

SG BLOCKS, INC.

Balance Sheets
	December 31, 2010	December 31, 2009	September 30, 2011
			(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$1,038,661	$154,527	$955,136
Short-term investments	-	-	39,069
Accounts receivable, net	189,235	285,241	181,769
Costs and estimated earnings in excess of billings on uncompleted contracts	-	14,036	-
Inventory	376,150	77,112	510,518
Prepaid expenses and other current assets	27,778	34,000	7,778
Total current assets	1,631,824	564,916	1,694,270

Equipment, net	4,412	3,790	8,689

Totals	$1,636,236	$568,706	$1,702,959

Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
Accounts payable and accrued expenses	$620,457	$464,882	$429,351
Accrued compensation and related costs	140,310	-	-
Accrued interest	554	69,075	-
Related party accrued expenses	47,363	35,226	-
Short-term notes payable	51,247	265,000	10,000
Related party notes payable	-	84,224	-
Billings in excess of costs and estimated earnings on uncompleted contracts	1,800	84,078	-
Deferred revenue	221,951	89,190	598,494
Convertible promissory notes, net of discount of $90,989	-	569,011	-
Derivative conversion option liabilities	-	99,261	-
Warrant liabilities	112,349	-	161,460
Total current liabilities	1,196,031	1,759,947	1,199,305

Stockholders' equity (deficit):
Preferred stock, $0.01 par value, 1,000,000 shares authorized; 0 issued and outstanding at December 31, 2010 and 2009 and September 30, 2011	-	-	-
Common stock, $0.001 par value, 5,000,000 shares authorized; 1,541,000 issued and outstanding at December 31, 2010, 848,167 issued and outstanding at December 31, 2009 and 1,781,000 issued and outstanding at September 30, 2011	1,541	848	1,78
Additional paid-in capital	3,799,840	921,443	4,999,600
Accumulated deficit	(3,361,176)	(2,113,532)	(4,497,727)
Total stockholders' equity (deficit)	440,205	(1,191,241)	503,654

Totals	$1,636,236	$568,706	$1,702,959

SG BLOCKS, INC.

Statements of Operations
	Year Ended December 31, 2010	Year Ended December 31, 2009	Nine Months Ended September 30, 2011	Nine Months Ended Septemer 30, 2010
			(Unaudited)	(Unaudited)
Revenue:
SG block sales	$1,190,004	$284,460	$2,735,629	$935,901
Engineering services	181,312	95,795	6,740	116,248
Project management	545,249	98,085	79,244	485,864
	1,916,565	478,340	2,821,613	1,538,013

Cost of revenue:
SG block sales	803,453	200,330	2,370,930	622,804
Engineering services	104,369	39,412	2,111	63,729
Project management	431,337	49,951	44,041	361,472
	1,339,159	289,693	2,417,082	1,048,005

Gross profit	577,406	188,647	404,531	490,008

Operating expenses:
Payroll and related expenses	963,075	172,537	697,305	704,207
General and administrative expenses	351,006	155,043	567,568	206,073
Marketing and business development expense	161,425	71,034	229,632	61,600
Pre-project expenses	35,758	8,170	56,748	9,383
Total	1,511,264	406,784	1,551,253	981,263

Operating loss	(933,858)	(218,137)	(1,146,722)	(491,255)

Other income (expense):
Interest expense	(396,155)	(81,083)	(2,520)	(146,388)
Interest income	37	101	69	35
Change in fair value of derivative liabilities	9,275	-	(49,111)	9,275
Cancellation of trade liabiliites and unpaid interest	73,057	-	61,733	41,982
Total	(313,786)	(80,982)	10,171	(95,096)

Net loss	$(1,247,644)	$(299,119)	$(1,136,551)	$(586,351)

SG BLOCKS, INC.

Statements of Changes in Stockholders' Equity (Deficit)
For the Years Ended December 31, 2009 and December 31, 2010 and For the Nine Months Ended September 30, 2011 (Unaudited)

			Additional
	$0.001 Par Value Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance - January 1, 2009	848,167	$848	$902,643	$(1,814,413)	$(910,922)

Capital contributed	-	-	18,800	-	18,800

Net loss	-	-	-	(299,119)	(299,119)

Balance - December 31, 2009	848,167	848	921,443	(2,113,532)	(1,191,241)

Issuance of common stock	65,048	65	159,935	-	160,000

Repurchase and retirement of common stock	(17,749)	(18)	(49,982)	-	(50,000)

Stockholder loan conversion	33,559	34	94,966	-	95,000

Reclassification of derivative conversion options liabilities upon
settlement of convertible notes	-	-	162,781	-	162,781

Shares issued upon settlement of convertible debt	19,320	19	96,581	-	96,600

Stock-based compensation	17,655	18	83,490	-	83,508

Stock issued in private offering, net of warrant liabilities in the amount of $112,349, and closing costs in the amount of $431,450	575,000	575	2,330,626	-	2,331,201

Net loss	-	-	-	(1,247,644)	(1,247,644)

Balance - December 31, 2010	1,541,000	1,541	3,799,840	(3,361,176)	440,205

Issuance of common stock	240,000	240	1,199,760	-	1,200,000

Net loss	-	-	-	(1,136,551)	(1,136,551)

Balance - September 30, 2011 (unaudited)	1,781,000	$1,781	$4,999,600	$(4,497,727)	$503,654

SG BLOCKS, INC.

Statements of Cash Flows
	Year Ended December 31, 2009	Year Ended December 31, 2010	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010
			(Unaudited)	(Unaudited)
Cash flows from operating expenses:
Net loss	$(1,247,644)	$(299,119)	$(1,136,551)	$(586,351)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation expense	1,412	923	1,532	903
Interest expense related to amortization and acceleration of debt discount	163,784	8,272	-	74,446
Interest expense related to shares issued upon settlement of convertible debt	96,600	-	-	-
Change in fair value of derivative liabilities	(9,275)	-	49,111	(9,275)
Stock-based compensation	83,508	-	-	83,508
Bad debts expense	28,362	6,000	15,653	-
Cancellation of trade liabilities and unpaid interest	73,057	-	61,733	41,982
Changes in operating assets and liabilities:
Accounts receivable	67,644	(253,031)	(8,187)	239,149
Costs and estimated earnings in excess of billings on uncompleted contracts	14,036	(14,036)	-	(22,273)
Inventory	(299,038)	(42,112)	(134,368)	20,171
Prepaid expenses and other current assets	6,222	-	20,000	18,975
Accounts payable and accrued expenses	82,518	(169,843)	(227,730)	83,661
Accrued compensation and related costs	140,310	(20,254)	(140,310)
Accrued interest	(68,521)	56,198	(554)	13,719
Billings in excess of costs and estimated earnings on uncompleted contracts on uncompleted contracts	(82,278)	11,254	(1,800)	(44,149)
Deferred revenue	132,761	89,190	376,543	(80,989)
Related party accrued expenses	12,137	(19,709)	(72,472)	(10,117)
Net cash provided by (used in) operating activities	(804,405)	(646,267)	(1,197,400)	(176,640)

Cash flows used in investing activities
Short-term investments	-	-	(39,069)	-
Purchase of equipment	(2,034)	(2,591)	(5,809)	(1,469)
Net cash used in investing activities	(2,034)	(2,591)	(44,878)	(1,469)

Cash flows from financing activities:
Cash - overdraft	-	(99,639)	-	-
Proceeds from convertible notes payable	95,000	660,000	-	95,000
Principal payments on convertible notes payable	(660,000)	-	-	-
Proceeds from short-term notes payable	41,247	60,000	-	-
Principal payments on short-term notes payable	(255,000)	(20,000)	(41,247)	(83,944)
Proceeds from related party notes payable	-	189,058		-
Principal payments on related party notes payable	(84,224)	(104,834)	-	(84,224)
Stockholder capital contributions	-	118,800	-	-
Proceeds from issuances of common stock	160,000	-	1,200,000	135,000
Purchase and retirement of common stock	(50,000)	-	-	-
Proceeds from issuance of common stock and warrants in private offering	2,443,550	-	-	-
Net cash provided by (used in) financing activities	1,690,573	803,385	1,158,753	61,832

Net increase (decrease) in cash	884,134	154,527	(83,525)	(116,277)

Cash and cash equivalents - beginning of year/period	154,527	-	1,038,661	154,527

Cash and cash equivalents - end of year/period	$1,038,661	$154,527	$955,136	$38,250

Supplemental disclosure of cash flow information:
Cash paid during the year/period for:
Interest	$129,033	$14,505	$-	$10,881

Supplemental disclosure of non-cash information:
Conversion of debt to common stock	$95,000	$-	$-	$-

 SG BLOCKS, INC.

Notes to Financial Statements

For the Years Ended December 31, 2010 and 2009 and the Nine Months Ended September 30, 2011 and 2010
(Information Relating to the Nine Months Ended September 30, 2011 and 2010 is Unaudited)

1.	Description of Business

SG Blocks, LLC (a Missouri Limited Liability Company formed on January 23, 2007) began operations in 2007.  On October 25, 2010, SG Blocks, LLC completed a common control merger with SG Blocks, Inc. (a Delaware corporation incorporated on August 16, 2010), with SG Blocks, Inc. being the surviving Corporation (the “Company”).  In connection with the merger, all of the outstanding membership units were retroactively restated to shares of common stock.  The Company is a provider of code engineered cargo shipping containers modified for use in “green” construction.  The Company also provides engineering and project management services related to the use of modified containers in construction.

2.	Liquidity and Financial Condition

Since inception, the Company has generated losses from operations and the Company anticipates it will continue to generate losses from operations for the foreseeable future. As of December 31, 2010 and 2009, the Company’s stockholders’ equity (deficit) was approximately $440,200 and ($1,191,200), respectively. Net cash used in operating activities was $646,267 and $804,405 for the years ended December 31, 2010 and 2009, respectively. Operations since inception have been funded with the proceeds from equity and debt financings and sales activity. As of December 31, 2010, the Company had cash and cash equivalents of $1,038,661. It is anticipated that existing capital resources will enable the Company to continue operations through at least October 1, 2012.

3.	Summary of Significant Accounting Policies

Accounting estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.  Significant areas which require the Company to make estimates include revenue recognition, stock-based compensation, derivatives and allowance for doubtful accounts.  Actual results could differ from those estimates.

Operating cycle – The length of the Company’s contracts varies, but is typically between one to two years. Assets and liabilities relating to long-term contracts are included in current assets and current liabilities in the accompanying balance sheets as they will be liquidated in the normal course of contract completion, which at times could exceed one year.

Revenue recognition – The Company accounts for its long-term contracts associated with the design, engineering, manufacture and project management of building projects and related services, using the percentage-of-completion accounting method. Under this method, revenue is recognized based on the extent of progress towards completion of the long-term contract.

SG BLOCKS, INC.

Notes to Financial Statements

For the Years Ended December 31, 2010 and 2009 and the Nine Months Ended September 30, 2011 and 2010
(Information Relating to the Nine Months Ended September 30, 2011 and 2010 is Unaudited)

3.	Summary of Significant Accounting Policies (continued)

Contract costs include all direct material and labor costs and those indirect costs related to contract performance. General and administrative costs, marketing and business development expenses and pre-project expenses are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenue when realization is probable and the amount can be reliably estimated.

The asset, “Costs and estimated earnings in excess of billing on uncompleted contracts,” represents revenue recognized in excess of amounts billed. The liability, “Billings in excess of costs and estimated earnings on uncompleted contracts,” represents billing in excess of revenue recognized.

The Company offers a one-year warranty on completed contracts.  The Company has not incurred any losses to date and nor does it anticipate incurring any losses for warranties that are currently outstanding.  Accordingly no warranty reserve is considered necessary for any of the periods presented.

The Company also supplies repurposed containers to its customers. In these cases, the Company serves as a supplier to its customers for standard and made to order products that it sells at fixed prices.  Revenue from these contracts is generally recognized when the products have been delivered to the customer, accepted by the customer and collection is reasonably assured.  Revenue is recognized upon completion of the following: an order for product is received from a customer; written approval for the payment schedule is received from the customer and the corresponding required deposit or payments are received; a common carrier signs documentation accepting responsibility for the unit as agent for the customer; and the unit is delivered to the customer’s shipping point.

Amounts billed to customers in a sales transaction for shipping and handling are classified as revenue.  Products sold are generally paid for based on schedules provided for in each individual customer contract including upfront deposits and progress payments as products are being manufactured.

Funds received in advance of meeting the criteria for revenue recognition are deferred and are recorded as revenue when they are earned.

Marketing expenses - Marketing expenses are expensed as incurred.

SG BLOCKS, INC.

Notes to Financial Statements

For the Years Ended December 31, 2010 and 2009 and the Nine Months Ended September 30, 2011 and 2010
(Information Relating to the Nine Months Ended September 30, 2011 and 2010 is Unaudited)

3.	Summary of Significant Accounting Policies (continued)

Cash and cash equivalents - The Company considers cash and cash equivalents to include all short-term, highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less.

Accounts receivable - Accounts receivable are receivables generated from sales to customers and progress billings on performance type contracts.  Amounts included in accounts receivable are deemed to be collectible within the Company’s operating cycle.  Management provides an allowance for doubtful accounts based on the Company’s historical losses, specific customer circumstances, and general economic conditions.  Periodically, management reviews accounts receivable and adjusts the allowance based on current circumstances and charges off uncollectible receivables when all attempts to collect have been exhausted and the prospects for recovery are remote.

The Company has a factoring agreement in place as of December 31, 2010 and 2009 and September 30, 2011. The agreement provides for the Company to receive an advance of 75% of any accounts receivable of which it factors. The factoring agreement also provides for discount fees ranging from 2.5% to 7.5% of the face value of any accounts receivable factored. The factoring agreement is with recourse except in an instance where the customer is insolvent. For years ended December 31, 2010 and 2009 and for the nine months ended September 30, 2011, there has been no activity with regard to this agreement.

Inventory - Raw construction materials (primarily shipping containers) are valued at the lower of costs (first-in, first-out method) or market.  Finished goods and work-in-process inventories are valued at the lower of costs or market, using the specific identification method.

Equipment - Equipment is stated at cost.  Depreciation is computed using the straight-line method over the estimated lives of each asset.  Estimated useful lives for significant classes of assets are as follows: computer and software 3 to 5 years and equipment 5 years. Repairs and maintenance are charged to expense when incurred.

Convertible instruments - The Company accounts for hybrid contracts such as convertible notes that feature conversion options in accordance with applicable generally accepted accounting principles (“GAAP”). Accounting Standards Codification (“ASC”) 815 “Derivatives and Hedging Activities,” (“ASC 815”) requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

SG BLOCKS, INC.

Notes to Financial Statements

For the Years Ended December 31, 2010 and 2009 and the Nine Months Ended September 30, 2011 and 2010
(Information Relating to the Nine Months Ended September 30, 2011 and 2010 is Unaudited)

3.	Summary of Significant Accounting Policies (continued)

Conversion options that contain variable settlement features such as provisions to adjust the conversion price upon subsequent issuances of equity or equity linked securities at exercise prices more favorable than that featured in the hybrid contract generally result in their bifurcation from the host instrument.

The Company accounts for convertible instruments, when the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, in accordance with ASC 470-20 “Debt with Conversion and Other Options” (“ASC 470-20”). Under ASC 470-20 the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. The Company accounts for convertible instruments (when the Company has determined that the embedded conversion options should be bifurcated from their host instruments) in accordance with ASC 815.  Under ASC 815, a portion of the proceeds received upon the issuance of the hybrid contract are allocated to the fair value of the derivative. The derivative is subsequently marked to market at each reporting date based on current fair value, with the changes in fair value reporting in results of operations.

Common stock purchase warrants and other derivative financial instruments – The Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) provides a choice of net-cash settlement or settlement in the Company’s own shares (physical settlement or net-share settlement) providing that such contracts are indexed to the Company's own stock as defined in ASC 815-40 "Contracts in Entity's Own Equity". The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the Company’s control) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).  The Company assesses classification of common stock purchase warrants and other free standing derivatives at each reporting date to determine whether a change in classification between assets and liabilities or equity is required.

The Company’s free standing derivatives consist of warrants to purchase common stock that were issued to a placement agent involved with the private offering memorandum as described in Note 14.  The Company reevaluated the common stock purchase warrants to assess their proper classification in the balance sheet as of December 31, 2010 and determined that the common stock purchase warrants feature a characteristic permitting cash settlement at the option of the holder. Accordingly, these instruments have been classified as derivative liabilities in the accompanying balance sheets as of December 31, 2010 and September 30, 2011.

SG BLOCKS, INC.

Notes to Financial Statements

For the Years Ended December 31, 2010 and 2009 and the Nine Months Ended September 30, 2011 and 2010
(Information Relating to the Nine Months Ended September 30, 2011 and 2010 is Unaudited)

3.	Summary of Significant Accounting Policies (continued)

Fair value measurements – Financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are carried at cost, which the Company believes approximates fair value due to the short-term nature of these instruments.

The Company measures the fair value of financial assets and liabilities based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company maximized the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. The Company uses three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities
Level 2	Quoted prices for similar assets and liabilities in active markets or inputs that are observable.
Level 3	Inputs that are observable (for example, cash flow modeling inputs based on assumptions).

Financial liabilities measured at fair value on a recurring basis are summarized below:

	December 31, 2009	Quoted prices in active market for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Derivative Conversion Option Liabilities	$99,261	$-	$-	$99,261

	December 31, 2010	Quoted prices in active market for identical assets (Level l)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Warrant Liabilities	$112,349	$-	$-	$112,349

	September 30, 2011	Quoted prices in active market for identical assets (Level l)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Warrant Liabilities	$161,460	$-	$-	$161,460

SG BLOCKS, INC.

Notes to Financial Statements

For the Years Ended December 31, 2010 and 2009 and the Nine Months Ended September 30, 2011 and 2010
(Information Relating to the Nine Months Ended September 30, 2011 and 2010 is Unaudited)

3.	Summary of Significant Accounting Policies (continued)

The derivative conversion option liabilities and warrant liabilities are measured at fair value using the lattice pricing model and are classified within Level 3 of the valuation hierarchy.

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial liabilities that are measured at fair value on a recurring basis:

	December 31, 2010	December 31, 2009	September 30, 2011
Beginning balance	$99,261	$-	$112,349
Aggregate fair value of conversion option liabilities and warrants issued	185,144	99,261	-
Change in fair value of conversion option liabilities and warrants	(9,275)	-	49,111
Settlement of conversion option liabilities included in additional paid in capital	(162,781)	-	-

Ending balance	$112,349	$99,261	$161,460

The significant assumptions and valuation methods that the Company used to determine fair value and the change in fair value of the Company’s derivative financial instruments are discussed in Note 8 and 14 (disclosure of convertible promissory notes and warrants).

In accordance with the provisions of ASC 815, the Company presented the conversion option liability and warrant liabilities at fair value on its balance sheet, with the corresponding changes in fair value recorded in the Company’s statement of operations for the applicable reporting periods. As disclosed in Note 8 and Note 14, the Company computed the fair value of the derivative liability at the date of issuance and the reporting dates of December 31, 2009 and 2010 using both the Black-Scholes option pricing and lattice pricing methods. The value calculated using the lattice pricing method is within 1% of the value determined under the Black-Scholes method.

SG BLOCKS, INC.

Notes to Financial Statements

For the Years Ended December 31, 2010 and 2009 and the Nine Months Ended September 30, 2011 and 2010
(Information Relating to the Nine Months Ended September 30, 2011 and 2010 is Unaudited)

3.	Summary of Significant Accounting Policies (continued)

The Company developed the assumptions that were used as follows: The fair value of the Company’s common stock was obtained from valuation models developed by the Company. The results of the valuation were accessed for reasonableness by comparing such amount to sales of other equity and equity linked securities to unrelated parties for cash and intervening events affected in the price of the Company’s stock. The term represents the remaining contractual term of the derivative; the volatility rate was developed based on analysis of the Company’s historical stock price volatility and the historical volatility rates of several other similarly situated companies (using a number of observations that was at least equal to or exceeded the number of observations in the life of the derivative financial instrument at issue); the risk free interest rates were obtained from publicly available US Treasury yield curve rates; the dividend yield is zero because the Company has not paid dividends and does not expect to pay dividends in the foreseeable future.

Share-based payments – The Company accounts for share based payments in accordance with ASC 718 “Compensation - Stock Compensation” which results in the recognition of expense under applicable GAAP and requires measurement of compensation cost for all share based payment awards at fair value on the date of grant and recognition of compensation expense over the service period for awards expected to vest. The fair value of restricted stock is determined based on the number of shares granted and the fair value of our common stock on date of grant. The recognized expense is net of expected forfeitures.

Income taxes - The Company accounts for income taxes pursuant to ASC 740, “Income Taxes”, and provides for income taxes utilizing the asset and liability approach.  Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid.  The provision for income taxes generally represents income taxes paid or payable for the current year plus the change in deferred taxes during the year.  Deferred taxes result from the differences between the financial and tax bases of the Company’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted.

The calculation of tax liabilities involves dealing with uncertainties in the application of complex tax regulations.  The Company recognizes liabilities for anticipated tax audit issues based on the Company’s estimate of whether, and the extent to which, additional taxes will be due.  If payment of these amounts ultimately proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period when the liabilities are no longer determined to be necessary.  If the estimate of tax liabilities proves to be less than the ultimate assessment, a further charge to expense would result.

SG BLOCKS, INC.

Notes to Financial Statements

For the Years Ended December 31, 2010 and 2009 and the Nine Months Ended September 30, 2011 and 2010
(Information Relating to the Nine Months Ended September 30, 2011 and 2010 is Unaudited)

3.	Summary of Significant Accounting Policies (continued)

As a result of the merger, described in Note 1, beginning on October 25, 2010, the Company’s results of operations are taxed as a C Corporation. Prior to the merger, the Company’s operations were organized as a limited liability company, whereby the Company elected to be taxed as a partnership and the income or loss was required to be reported by each respective member on their separate income tax returns. Therefore, no provision for income taxes has been provided in the accompanying financial statements for periods prior to October 25, 2010.

This change in tax status to a taxable entity resulted in the recognition of deferred tax assets and liabilities based on the expected tax consequences of temporary differences between the book and tax basis of the Company’s assets and liabilities as of December 31, 2010.

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement basis and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company estimates the degree to which tax assets and credit carryforwards will result in a benefit based on expected profitability by tax jurisdiction. A valuation allowance for such tax assets and loss carryforwards is provided when it is determined to be more likely than not that the benefit of such deferred tax asset will not be realized in future periods.  If it becomes more likely than not that a tax asset will be used, the related valuation allowance on such assets would be reduced.

Concentrations of credit risk - Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents. The Company places its cash with high credit quality institutions. At times, such amounts may be in excess of the FDIC insurance limits.  The Company has not experienced any losses in such account and believes that it is not exposed to any significant credit risk on the account.

With respect to receivables, concentrations of credit risk are limited to a few customers in the construction industry.  The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral from its customers other than normal lien rights.  At December 31, 2010 and 2009, 54% and 67%, respectively, of the Company’s accounts receivable were due from one customer. That customer’s balance has subsequently been received in full. At September 30, 2011, 60% of the Company’s accounts receivables were due from one customer.

SG BLOCKS, INC.

Notes to Financial Statements

For the Years Ended December 31, 2010 and 2009 and the Nine Months Ended September 30, 2011 and 2010
(Information Relating to the Nine Months Ended September 30, 2011 and 2010 is Unaudited)

3.	Summary of Significant Accounting Policies (continued)

Revenues relating to three, two and three customers, respectively, represented approximately 96%, 68% and 87% of the Company’s total revenues for the years ended December 31, 2010 and 2009, and for the nine months ended September 30, 2011, respectively.

Costs of revenue relating to one vendor represented approximately 60%, 77% and 90% of the Company’s total cost of revenue for the years ended December 31, 2010 and 2009 and for the nine months ended September 30, 2011. The Company believes it would be able to use other vendors at reasonable comparable terms if needed.

4.	Accounts Receivable

At December 31, 2010 and 2009 and September 30, 2011, the Company’s accounts receivable consisted of the following:

	2010	2009	2011
SG block sales	$120,318	$193,248	$138,575
Engineering services	33,317	17,512	33,317
Project management	69,962	80,481	59,892
Total gross receivables	223,597	291,241	231,784
Less: allowance for doubtful accounts	(34,362)	(6,000)	(50,015)
Total net receivables	$189,235	$285,241	$181,769

5.	Costs and Estimated Earnings on Uncompleted Contracts

Costs and estimated earnings on uncompleted contracts consist of the following at December 31, 2010 and 2009 and September 30, 2011:

	2010	2009	2011
Costs incurred on uncompleted contracts	$-	$91,764	$-
Estimated earnings	-	110,181	-
	-	201,945	-
Less: billings to date	(1,800)	(271,987)	-

	$(1,800)	$(70,042)	$-

SG BLOCKS, INC.

Notes to Financial Statements

For the Years Ended December 31, 2010 and 2009 and the Nine Months Ended September 30, 2011 and 2010
(Information Relating to the Nine Months Ended September 30, 2011 and 2010 is Unaudited)

5.	Costs and Estimated Earnings on Uncompleted Contracts (continued)

   The above amounts are included in the accompanying balance sheets under the following captions at December 31, 2010 and 2009 and September 30, 2011.

	2010	2009	2011
Costs and estimated earnings in excess of billings on uncompleted contracts	$-	$14,036	$-
Billings in excess of cost and estimated earnings on uncompleted contracts	(1,800)	(84,078)	-
	$(1,800)	$(70,042)	$-

Although management believes it has established adequate procedures for estimating costs to complete on open contracts, it is at least reasonably possible that additional significant costs could occur on contracts prior to completion. The Company periodically evaluates and revises its estimates and makes adjustments when they are considered necessary.

6.	Inventory

At December 31, 2010 and 2009 and September 30, 2011, the Company’s inventory consisted of the following:

	2010	2009	2011
Work in process	$376,150	$77,112	$510,518
	$376,150	$77,112	$510,518

7.	Equipment

At December 31, 2010 and 2009 and September 30, 2011, the Company’s equipment consisted of the following:

	2010	2009	2011
Computer equipment and software	$5,416	$3,382	$11,225
Furniture and other equipment	2,155	2,155	2,155
	7,571	5,537	13,380
Less: accumulated depreciation	(3,159)	(1,747)	(4,691)
	$4,412	$3,790	$8,689

SG BLOCKS, INC.

Notes to Financial Statements

For the Years Ended December 31, 2010 and 2009 and the Nine Months Ended September 30, 2011 and 2010
(Information Relating to the Nine Months Ended September 30, 2011 and 2010 is Unaudited)

7.	Equipment (continued)

Depreciation expense for the years ended December 31, 2010 and 2009 and for the nine months ended September 30, 2011 and 2010 amounted to $1,412, $923, $1,532 and $903, respectively.

8.	Convertible Promissory Notes

Convertible promissory notes consisted of the following:

	December 31,	December 31,	September 30,
Description	2010	2009	2011

Convertible promissory note to Plaza Construction Corporation with a face amount of $500,000 (and a net related discount of $90,989), at 5% per annum, compounded monthly (A)	$-	$409,011	$-

Convertible promissory note to The Stahmer Family Trust with a face amount of $60,000, at 24% per annum, compounded annually (B)	-	60,000	-

Convertible promissory note to The Stahmer Family Trust with a face amount of $50,000, at 24% per annum, compounded annually (B)	-	50,000	-

Convertible promissory note to William LaBahn with a face amount of $50,000, at 24% per annum, compounded annually (B)	-	50,000	-

Convertible promissory notes to certain partners and associates of Olshan Grundman Frome Rosenweig & Wolosky, LLP with a total face amount of $65,000, at 1% per annum, compounded annually (C)	-	-	-

Convertible promissory note to Christopher Melton with a face amount of $30,000, at 1% per annum, compounded annually (C)	-	-	-

Total convertible promissory notes	$-	$569,011	$-

SG BLOCKS, INC.

Notes to Financial Statements

For the Years Ended December 31, 2010 and 2009 and the Nine Months Ended September 30, 2011 and 2010
(Information Relating to the Nine Months Ended September 30, 2011 and 2010 is Unaudited)

8.	Convertible Promissory Notes (continued)

(A)         On November 25, 2009, the Company issued a convertible promissory note to Plaza Construction Corporation (“Plaza”) in exchange for $500,000.  The note and all accrued and unpaid interest was due on November 25, 2010, bore interest at an annual rate of 5% per annum, compounded monthly and was guaranteed by a stockholder of the Company. Plaza had the right to convert any unpaid principal and interest on this note, at any time, into a fixed percentage of the then outstanding shares of common stock. The conversion price was subject to an adjustment in the event that the Company subsequently issues equity securities or equity linked securities at a price more favorable than the exercise price of the conversion option embedded in the note.  The Company bifurcated the derivative from its debt host in accordance with ASC 815. The issuance date fair value of the derivative amounted to $99,261. Consequently, the Company recorded a discount of $99,261 on the note, which was amortized over the term of the note, using the effective interest method.  During the years ended December 31, 2010 and 2009, $90,989 and $8,272, respectively, of the discount has been charged to interest expense. Amortization of the discount for the nine months ended September 30, 2010 amounted to $74,446.

The significant assumptions which the Company used to measure the fair value at November 29, 2009 (issuance date) and December 31, 2009 of conversion option liability was as follows:

Stock price	$4.73
Term	1 year
Volatility	50%
Risk-free interest rate	2.01%
Current equity value	$4,000,000
Dividend yield	0.00
Return	0.47%
Up Ratio	1.144
Down Ratio	0.857
Up Transition Probability	0.5001

The difference in fair value at the issuance date of November 25, 2009 and December 31, 2009 was insignificant. The Company estimated the fair value of this derivative using the lattice valuation model.  The fair value of this conversion liability at the settlement date (October 29, 2010) was $89,986 and at December 31, 2009 was $99,261. The difference in fair value at September 30, 2010 and the settlement date was insignificant. The fair value of this conversion liability at the settlement date was calculated based on the potential converted value over principal and interest that Plaza received upon settlement of the note. The conversion option liability was reclassified into equity upon settlement of the convertible note.

SG BLOCKS, INC.

Notes to Financial Statements

For the Years Ended December 31, 2010 and 2009 and the Nine Months Ended September 30, 2011 and 2010
(Information Relating to the Nine Months Ended September 30, 2011 and 2010 is Unaudited)

8.	Convertible Promissory Notes (continued)

On October 29, 2010, Plaza received $523,014 for both principal and interest as part of the proceeds from the private offering. As a result of the Company retiring the note prior to maturity, Plaza also received 2% of all outstanding shares of the Company. At such time there were 966,000 shares of common stock outstanding, and therefore, Plaza received 19,320 shares of common stock with a fair value of $96,600. In addition, the Company owes Plaza a cash obligation fee of $50,000 which is included in interest expense for the year ended December 31, 2010 and consequently is included in accounts payable and accrued expenses as of December 31, 2010 and September 30, 2011.

(B)         As part of a maximum loan facility of $310,000, during May and June of 2009, the Company issued three convertible notes; two notes were issued to The Stahmer Family Trust (“Stahmer Trust”) in the amounts of $60,000 and $50,000, and one note was issued to William LeBahn (“LeBahn”) in the amount of $50,000.  The notes had original maturity dates ranging from May 28 to June 19, 2010, bore interest at an annual rate of 24% per annum, and were convertible into a fixed percentage of the then outstanding shares of common stock of the Company.  The fair value of this conversion option liability was de minims.  In the event of a default, as outlined in the underlying agreements, the entire unpaid balances of the notes were convertible into common stock of the Company. The entire principal amounts outstanding on all three notes, were repaid during 2010.

As a result of settlement agreements with Stahmer Trust and LeBahn, during 2010, unpaid interest totaling $13,749 was forgiven, and is included as other income on the accompanying statements of operations for the year ended December 31, 2010.  Also, unpaid interest totaling $41,247 on the notes, were included into new notes payable agreements, as disclosed in Note 9.

(C)         In August 2010, the Company issued three convertible promissory notes to certain partners and associates of Olshan Grundman Frome Rosenzqeig & Wolosky, LLP (“OGFRW, LLP”) in the aggregate principal amount of $65,000 and also issued one convertible promissory note to Christopher Melton in the principal amount of $30,000. The OGFRW, LLP notes had an original maturity date of February 5, 2011 and the note to Christopher Melton had an original maturity date of August 3, 2011. All of these notes bore interest at an annual rate of 1% per annum, and were convertible into a fixed percentage of the then outstanding shares of common stock of the Company. The fair value of these conversion option liabilities were determined to be $72,795 utilizing the Black-Scholes method.  For the year ended December 31, 2010, $72,795 for the amount of the discount on the notes is included as a component of interest expense in the accompanying statements of operations. In 2010 in conjunction with the private offering memorandum, these notes were converted into 33,559 shares of the Company’s common stock based upon the contractual terms of the conversion option. The conversion option liability was reclassified into equity upon settlement of the convertible notes.

SG BLOCKS, INC.

Notes to Financial Statements

For the Years Ended December 31, 2010 and 2009 and the Nine Months Ended September 30, 2011 and 2010
(Information Relating to the Nine Months Ended September 30, 2011 and 2010 is Unaudited)

8.	Convertible Promissory Notes (continued)

The significant assumptions which the Company used to measure the fair value at the issuance date of conversion option liability is as follows:

Stock price	$5.00
Term	0.5 to 1 year
Volatility	50%
Risk-free interest rate	2.01%
Dividend yield	0.00
Exercise price	$2.78 to 3.11

Interest expense for convertible promissory notes amounted to $54,011, $24,183 and $47,284 for the years ended December 31, 2010 and 2009 and for the nine months ended September 30, 2010, respectively.

9.	Short-Term Notes Payable

Other short-term notes payable consisted of the following:

	December 31,	December 31,	September 30,
Description	2010	2009	2011
Promissory note to Mike Labadie, with a face amount of $75,000, at 15% per annum (A)	$-	$55,000	$-

Promissory note to Roger Hackett, with a face amount of $50,000, at 7% per annum (B)	-	50,000	-

Promissory note to Stahmer Trust, with a face amount of $28,425, at 10% per annum (C)	28,425	-	-

Promissory note to LaBahn, with a face amount of $12,822, at 10% per annum (D)	12,822	-	-

Promissory notes to Labadie and Martha Labadie, with a total face amount of $150,000, at 12.5% per annum (E)	-	150,000	-

Promissory note to James Southard, with a total face amount of $10,000 (F)	10,000	10,000	10,000

Total other short-term notes payable	$51,247	$265,000	$10,000

SG BLOCKS, INC.

Notes to Financial Statements

For the Years Ended December 31, 2010 and 2009 and the Nine Months Ended September 30, 2011 and 2010
(Information Relating to the Nine Months Ended September 30, 2011 and 2010 is Unaudited)

9.	Short-Term Notes Payable (continued)

(A)         During 2008, the Company received an advance totaling $75,000 from Mike Labadie (“Labadie”) and was due on demand.  The note bore interest at the rate of 15% per annum.  The note was guaranteed by a related party.  During 2010 the Company settled outstanding interest on this loan by negotiating forgiveness of $11,326 of accrued interest (See Note 17) and repaying the remaining interest and outstanding principal in full.

(B)         On March 3, 2009, the Company issued a $50,000 promissory note to Roger Hackett. The note and unpaid interest had an original maturity date of March 3, 2010, and bore interest at an annual rate of 7% per annum.  The note was repaid in 2010.

(C)         During 2010, the Company settled outstanding interest on convertible notes with Stahmer Trust in the amount of $28,425, as disclosed in Note 8, by issuing this promissory note.  This note bore interest at the rate of 10% per annum. The note matured and was paid on August 12, 2011.

(D)         During 2010, the Company settled outstanding interest on a convertible note with LaBahn in the amount of $12,822, as disclosed in Note 6, by issuing this promissory note.  This note bore interest at the rate of 10% per annum. The note matured and was paid on August 12, 2011.

(E)         On August 18, 2008, the Company entered into an agreement with Labadie and Martha Labadie (“Martha”), in which the Company received $150,000 for the purpose of constructing a 1,600 square foot shipping container home (“Harbinger House”) as a demonstration unit to be used for display at conventions.  Per the terms of the agreement, the Company had the option, if exercised by February 28, 2009, to repay the $150,000 of principal and 12.5% interest, or to sell the property to a third party and repay the $150,000 of principal and 30% of any net profits received from the sale.  If neither event occurred, the Company had the obligation to repay Martha $150,000 plus $25,000 to settle the note. The Company repaid the $150,000 plus $25,000 during 2010.

The Harbinger House was damaged during transport during 2008 and was written down to an impaired value of $35,000 as of December 31, 2009 and included as part of inventory.  The Harbinger House was scrapped in 2011, and therefore the book value has been written off as of December 31, 2010.

(F)         During March 2009, the Company received an advance from James Southard in the amount of $10,000. The note is non-interest bearing and is due on demand.

Interest expense for other short-term notes payable amounted to $2,340, $30,096, $2,520 and $1,971 for the years ended December 31, 2010 and 2009, and for the nine months ended September 30, 2011 and 2010, respectively.

SG BLOCKS, INC.

Notes to Financial Statements

For the Years Ended December 31, 2010 and 2009 and the Nine Months Ended September 30, 2011 and 2010
(Information Relating to the Nine Months Ended September 30, 2011 and 2010 is Unaudited)

10.	Related Party Notes Payable

	December 31, 2010	December 31, 2009	September 30, 2011
Promissory notes to SG Blocks Financial, LLC, with a total face amount of $86,260, at 5% - 10% per annum (A)	$-	$63,168	$-

Promissory notes to Gary Tave, with a total face amount of $73,326 (B)	-	21,056	-

Total related party notes payable	$-	$84,224	$-

(A)         During 2009, the Company entered into various promissory notes with SG Blocks Financial, LLC (“SG Financial”), and a stockholder of the Company totaling $126,260. SG Financial is a wholly owned limited liability company, whose only member is the same stockholder of the Company, who is a party to this agreement. The sole purpose of SG Financial is to enter into these notes with the Company. All of the notes were short term and bore interest at rates between 5% and 10%.  The notes were repaid in full during 2009 and 2010.

(B)         During 2009, the Company entered into various promissory notes with Gary Tave, a director of the Company totaling $73,326, with stated interest totaling $3,500.  All of the notes were short term. The proceeds from these notes were used for the sole purpose of purchasing materials. The notes provided for a security interest in a certain receivable of the Company.  The notes were repaid in full during 2010.

Interest expense for other related party notes payable amounted to $345, $10,682 and $345 for the years ended December 31, 2010 and 2009 and for the nine months ended September 30, 2010, respectively.

11.	Income Taxes

Prior to the merger on October 25, 2010, the Company’s results of operations were taxed as a limited liability company, whereby the Company elected to be taxed as a partnership and the income or loss was required to be reported by each respective member on their separate income tax returns. Therefore, no provision for income taxes has been provided in the accompanying consolidated financial statements for periods prior to October 25, 2010. As a result of the Acquisition, beginning on October 25, 2010, the Company’s results of operations are taxed as a C Corporation. The Company’s benefit for income taxes consists of the following for the year ended December 31, 2010:

SG BLOCKS, INC.

Notes to Financial Statements

For the Years Ended December 31, 2010 and 2009 and the Nine Months Ended September 30, 2011 and 2010
(Information Relating to the Nine Months Ended September 30, 2011 and 2010 is Unaudited)

11.	Income Taxes (continued)

Current:
Federal	$(126,649)
State	(32,391)
Total current provision	(159,040)
Deferred:
Federal	(34,529)
State	(8,831)
Total deferred	(43,360)

Total benefit for income taxes	(202,400)
Less: valuation reserve	202,400
Income Tax provision	$-

The change in tax status to a taxable entity resulted in a net deferred tax benefit of $0 being recognized and included in the tax benefit for the year ended December 31, 2010.  The tax benefit for the year ended December 31, 2010 also includes a tax benefit of $0 which was determined using an effective tax rate of 0.00% for the period from October 26, 2010 (the date on which the tax status changed to a C Corporation) to December 31, 2010.

A reconciliation of the federal statutory rate of 0% for 2010 to the effective rate for income from operations before income taxes is as follows:

Benefit for income taxes at federal statutory rate	34.06%
State income taxes, net of federal benefit	5.28
Effect of change in tax status to C corporation	(23.11)
Other	(0.01)
Less valuation allowance	(16.22)
Effective income tax rate	0.00%

The temporary differences between recognition of expenses on the financial statements and tax return relate primarily to differences in depreciation methods and change in allowance for doubtful accounts.

SG BLOCKS, INC.

Notes to Financial Statements

For the Years Ended December 31, 2010 and 2009 and the Nine Months Ended September 30, 2011 and 2010
(Information Relating to the Nine Months Ended September 30, 2011 and 2010 is Unaudited)

11.	Income Taxes (continued)

The tax effects of these temporary differences along with the net operating losses, net of an allowance for credits, have been recognized as deferred tax assets at December 31, 2010 as follows:

Net operating loss carryforward	$159,741
Bad debt reserve	11,141
Employee stock compensation	32,802
Depreciation	(1,284)
Less valuation reserve	(202,400)

Net deferred tax asset	$-

The Company establishes a valuation allowance if based on the weight of available evidence, it is more likely than not that some portion or all of the deferred assets will be realized. The valuation allowance increased $202,400 during 2010, offsetting the increase in the deferred tax asset attributable to the net operating loss and reserves.

As of December 31, 2010, the Company has a net operating loss carry forward of approximately $403,000 for Federal tax purposes.  The net operating loss expires through 2030.

The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expenses. As of December 31, 2010, the Company has no unrecognized tax positions, including interest and penalties. The tax years 2007-2010 are still open to examination by the major tax jurisdictions in which the Company operates. The Company files returns in the United States Federal tax jurisdiction and various other state jurisdictions.

12.	Construction Backlog (unaudited)

The following represents the backlog of signed engineering and project management contracts in existence at December 31, 2010 and 2009 and September 30, 2011:

	2009	2010	2011
Balance - January 1	$636,919	$459,201	$35,789
New contracts and change orders during the period	16,161	303,150	50,195
	653,080	762,351	85,984
Less: contract revenue earned during the period	(193,879)	(726,562)	(85,984)
	459,201	35,789	-
Contracts signed but not started	-	-	-
Balance - December 31 and September 30	$459,201	$35,789	$-

Subsequent to September 30, 2011, the Company has received additional customer contracts totaling approximately $1,500.

SG BLOCKS, INC.

Notes to Financial Statements

For the Years Ended December 31, 2010 and 2009 and the Nine Months Ended September 30, 2011 and 2010
(Information Relating to the Nine Months Ended September 30, 2011 and 2010 is Unaudited)

13.	Stockholders’ Equity

Common stock - Effective October 25, 2010, in conjunction with the merger of SG Blocks, LLC and SG Blocks, Inc., the members of SG Blocks, LLC received the number of shares of common stock of the Company which was equal to their percentage ownership interest in the LLC.  The total shares issued were 966,000 shares.  The total amount of capital contributed to the LLC since its inception was $1,267,533 and was transferred to additional paid in capital of the Company.

Issuance of common stock – For the year ended December 31, 2010, the Company issued 65,048 shares of common stock for a total amount of $160,000. For the nine months ended September 30, 2011, the Company issued 240,000 shares of common stock for a total amount of $1,200,000.

Repurchase and retirement of common stock – During 2010, the Company repurchased and retired 17,749 shares of its common stock for a total amount of $50,000.

Private offering memorandum - In September 2010, the Company offered through a private offering memorandum (“PPM”) to sell up to 800,000 shares of its common stock at $5 per share.  As of December 31, 2010, the Company had sold 575,000 shares and raised $2,875,000 through this PPM.  The Company incurred $431,450 in closing costs from the PPM, and also issued warrants valued at $112,349 (See Note 14).

The Company as part of the PPM has share agreements which contain registration rights that have a cash penalty payable monthly to the shareholders equal to 1% of the proceeds of the offering based on certain criteria not being met as defined in the share agreements.  As required under ASC Subtopic 450-20 “Loss Contingencies”, the Company must accrue an estimated loss for a loss contingency if information available before the financial statements are issued indicates that it is both probable and reasonably estimated.  The Company does not consider this loss as being probable and does not consider it necessary to establish a reserve for an estimated loss accrual as of December 31, 2010 and September 30, 2011.

14.	Warrants

In conjunction with the PPM in October 2010, the Company issued warrants to Ladenburg Thalmann & Co. Inc. (“Ladenburg”), the placement agent for the PPM.  The warrants entitle Ladenburg to purchase up to a total of 51,750 shares of common stock, $0.001 par value par value, for $5 per share.  The warrants expire October 28, 2015.  The warrants are exercisable, at the option of the holder, at any time prior to their expiration. The fair value of warrants issued to placement agents were calculated utilizing the probability weighted binomial method.  The warrants issued to the placement agent contain provisions that make them redeemable for cash by the holder of the warrant under certain circumstances that are not within the control of the Company.  Accordingly, the fair market value of the warrants as of the date of issuance has been classified as liabilities.  The value of the warrants at December 31, 2010 was approximately $112,349.

SG BLOCKS, INC.

Notes to Financial Statements

For the Years Ended December 31, 2010 and 2009 and the Nine Months Ended September 30, 2011 and 2010
(Information Relating to the Nine Months Ended September 30, 2011 and 2010 is Unaudited)

14.	Warrants (continued)

The significant assumptions which the Company used to measure the fair value of warrants at December 31, 2010 is as follows:

Stock price	$5.02
Term	4.82 Years
Volatility	50%
Risk-free interest rate	2.01%
Exercise prices	$5.00
Dividend yield	0.00%
Current equity value	$7,827,000
Return	2.01%
Delta	1/12
Up ratio	1.145
Down ratio	0.858
Up transition probability	0.5001

At September 30, 2011 the value of the warrants were adjusted to their fair value which was approximately $161,460. The difference in fair value of $49,111 is included in the accompanying statement of operations.

The significant assumptions which the Company used to measure the fair value of warrants at September 30, 2011 is as follows:

Stock price	$6.64
Term	4.08 Years
Volatility	50%
Risk-free interest rate	0.69%
Exercise prices	$5.00
Dividend yield	0.00%
Current equity value	$11,832,000
Return	0.69%
Delta	1/12
Up ratio	1.144
Down ratio	0.857
Up transition probability	0.5000

SG BLOCKS, INC.

Notes to Financial Statements

For the Years Ended December 31, 2010 and 2009 and the Nine Months Ended September 30, 2011 and 2010
(Information Relating to the Nine Months Ended September 30, 2011 and 2010 is Unaudited)

15.	Stock Options and Grants

In April 2010, prior to the PPM, the Company established the SG Blocks 2010 Restricted Unit Plan (the “2010 Plan”).  Under the 2010 Plan, the Company awarded restricted stock grants to eligible employees as determined by the Board of Directors, and were subject to certain vesting and forfeiture requirements.  Per the 2010 Plan, the maximum restricted stock grants that could be granted were equal to a percentage interest in the Company of 3.52% of the total equity of the Company.  During April 2010, the Company granted the total maximum allowable percentage of restricted stock grants, which equaled 17,655 shares of common stock. These shares vest upon a one year service condition. Vesting is accelerated upon the following events: an event constituting change of control, an initial public offering of the Company’s securities, the death or disability of the participant, or termination without cause, as outlined in the underlying agreement.  For the year ended December 31, 2010, the Company recognized stock-based compensation expense of $83,508, which is included in payroll and related expenses on the accompanying statement of operations.

The summary of activity for the Company’s restricted stock grants is presented as follows:

	Shares	Weighted Average Fair Value Per Share
Balance - January 1, 2010	-	$-
Granted	17,655	4.73
Vested	-	-
Forfeited/Cancelled	-	-
Balance - December 31, 2010	17,655	$4.73
Granted	-	-
Vested	-	-
Forfeited/Cancelled	-	-
Balance – September 30, 2011	17,655	$4.73

16.	Related Party Transactions

ConGlobal Industries, Inc. is a minority stockholder of the Company and provides containers and labor on domestic projects.  The Company recognized Cost of Goods Sold of $845,692, $254,251 and $2,164,719, for services ConGlobal Industries, Inc. rendered during the years ended December 31, 2010 and 2009 and for the nine months ended September 30, 2011, respectively. For the year ended December 31, 2010 and for the nine months ended September 30, 2011, $36,622 and $1,750, respectively, of such expenses are included in accounts payable and accrued expenses in the accompanying balance sheets.

SG BLOCKS, INC.

Notes to Financial Statements

For the Years Ended December 31, 2010 and 2009 and the Nine Months Ended September 30, 2011 and 2010
(Information Relating to the Nine Months Ended September 30, 2011 and 2010 is Unaudited)

16.	Related Party Transactions (continued)

The Lawrence Group is a minority stockholder of the Company and is a building design, development and project delivery firm. The Company recognized Pre-project Expenses of $5,483 and $7,527 for consulting services The Lawrence Group rendered during the years ended December 31, 2010 and 2009, respectively. For the years ended December 31, 2010 and 2009 and for the nine months ended September 30, 2011, $103,782, $98,300, and $103,782, respectively, of such expenses are included in accounts payable and accrued expenses in the accompanying balance sheets.

The Company has accrued certain reimbursable expenses of owners of the Company. Such expenses amounted to $47,363, $35,226 and $0, for the years ended December 31, 2010 and 2009 and for the nine months ended September 30, 2011, respectively.

17.	Cancellation of Trade Liabilities and Unpaid Interest

During 2010, the Company recognized debt forgiveness income of $73,057 as shown on the accompanying statements of operations.  Of that amount, $25,075 represents forgiveness of interest on notes payable and $47,982 represents forgiveness of trade accounts payable resulting from settlement agreements with vendors. For the nine months ended September 30, 2011, the Company recognized debt forgiveness income of $61,733 which represents forgiveness of trade accounts payable resulting from settlement agreements with vendors.

18.	Subsequent Events (unaudited)

Management has evaluated events and transactions occurring after the date of the balance sheet and through the date of the independent registered public accounting firm report to determine whether any of these events or transactions were required to be recognized or disclosed in the financial statements.

On July 27, 2011, CDSI Holdings Inc. (“CDSI”) entered into a Merger Agreement and Plan of Reorganization, as amended by and among CDSI, CDSI Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of CDSI (“Merger Sub”), the Company, and certain stockholders of the Company. On November 4, 2011, Merger Sub merged with and into the Company, with the Company surviving the Merger and becoming a wholly-owned subsidiary and principal operating business of CDSI (the “Merger")

SG BLOCKS, INC.

Notes to Financial Statements

For the Years Ended December 31, 2010 and 2009 and the Nine Months Ended September 30, 2011 and 2010
(Information Relating to the Nine Months Ended September 30, 2011 and 2010 is Unaudited)

18.	Subsequent Events (unaudited) (continued)

On November 7, 2011, the Company entered into separate employment and indemnification agreements with the Company’s executive officers and directors and a separate consulting and indemnification agreement with the Company’s Chief Financial Officer.

On November 7, 2011 and November 11, 2011, the Stock Option Committee of the Company’s Board of Directors granted an aggregate 4,387,500 options to purchase common stock to the Named Executive Officers and certain other employees of the Company, to directors of the Company and to Mr. Wasserman, who is serving as the Chief Financial Officer of the Company pursuant to the Wasserman Agreement (the “2011 Options”), and approved the granting of 2,000,000 more options to Mr. Galvin (the “Galvin Options”) on January 2, 2012, which are to be granted on same terms as the 2011 Options. The 2011 Options are 10 year options and were granted under the 2011 Plan at fair market value (as defined in the 2011 Plan) and, as approved by the Stock Option Committee, the Galvin Options (when granted) will be granted at fair market value on the day of grant. One third of the 2011 Options and the Galvin Options vest upon grant, the second third vests on the first anniversary of the grant date, and the remaining third vests on the second anniversary of the grant date.

On November 7, 2011, the Stock Option Committee established per-meeting director’s fees that provide for each director on the Audit Committee (Messrs. Kirkland, Magrane and Melton) to receive options to purchase $12,500 worth of Company common stock for each Board or committee meeting attended by such director, and for each other director (other than Messrs. Galvin and Armstrong) to receive options to purchase $10,000 worth of Company common stock for each Board of Directors or committee meeting attended by such director. On November 7, 2011, the Company’s Stock Option Committee granted options to purchase 50,000 shares of Company common stock to Messrs. Armstrong, Tacopina and Lampen, in connection with their service on the Board of Directors; and granted options to purchase 62,000 shares of Company common stock to Messrs. Kirkland, Magrane and Melton, in connection with their service on the Board of Directors (the “2011 Director Options”). The 2011 Director Options are included in the 2011 Options and have the same terms as described for the 2011 Options.

On November 7, 2011 the Board of Directors approved the conversion of $10,000 in outstanding debt owed to Mr. James Southard for 50,000 shares of the Company's Common Stock.

On November 7, 2011 the Board of Directors approved the execution of a two year consulting agreement with Mr. William Walters to provide sales related consulting services to the Company. Under the Agreement, Mr. Walters was granted an option to purchase 1,000,000 shares of the Company's common stock of which, the option to purchase 250,000 shares of Common Stock vested on the Grant Date of November 7, 2011. The remaining options to purchase up  to 750,000 shares of Common Stock are subject to "Vesting Approval" which means the approval of the Board to permit the vesting of eligible options following a joint evaluation by the Board and Consultant of the Consultant's performance of his obligations under the Agreement in delivering services.

On November 15, 2011, the Company executed a two year consulting agreement with Retired Admiral Edmund P. Giambastiani Jr. to act as a Senior Advisor. In consideration for the Services to be performed under the Agreement, the Company shall on the last business day of each month during the Term, grant to Mr. Giambastiani an option to purchase 10,000 shares of the Company Common Stock at a strike price set at the Fair Market Value of the Common Stock (as defined in the Company's 2011 Incentive Stock Plan) on the day of the Grant.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by the registrant in connection with this offering.  All of the amounts shown are estimates except the Securities and Exchange Commission (the “SEC”) registration fee.

SEC Registration Fee		$1,243.68
Legal Fees and Expenses		[●]	*
Accounting Fees and Expenses		[●]	*
Other		[●]	*

Total	$	[●]	*

* To be filed by Amendment

We will bear all costs, expenses and fees in connection with the registration of these shares, including with regard to compliance with state securities or “blue sky” laws.  The selling stockholder, however, will bear all commissions and discounts, if any, attributable to its sale of shares.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are subject to the laws of Delaware on corporate matters, including its indemnification provisions.  Section 145 of the General Corporation Law of Delaware (the “DGCL”) provides that Delaware corporations are empowered, subject to certain procedures and limitations, to indemnify any person against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending, or completed action, suit, or proceeding (including a derivative action) in which such person is made a party by reason of his being or having been a director, officer, employee, or agent of the company (each, an “Indemnitee”); provided that the right of an Indemnitee to receive indemnification is subject to the following limitations: (i) an Indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful, and (ii) in the case of a derivative action, an Indemnitee is not entitled to indemnification in the event that he is judged to be liable to the company (unless and only to the extent that the court determines that the Indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper). The statute provides that indemnification pursuant to our provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders, or disinterested directors, or otherwise.

Certificate of Incorporation

The Company’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director of the Company will have personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that nothing in the Certificate of Incorporation will eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  In the event the DGCL is amended so as to authorize corporate action further eliminating or limiting the liability of directors of the Company, the liability of the directors will thereupon be eliminated or limited to the maximum extent permitted by the DGCL, as so amended from time to time.

The Company will indemnify any person: (a) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe such person’s action was unlawful, or (b) who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification will be made in respect of any claim, issue or matters as to which such person will have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court will deem proper.

To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in clauses (a) and (b) in the preceding paragraph, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The rights conferred on any director of the Company under the Certificate of Incorporation will inure to the benefit of any entity that is affiliated with such director and that is a stockholder of the Company.  Any indemnification under clauses (a) and (b) in the preceding paragraph (unless ordered by a court) will be made by the Company only as authorized in the specified case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in clauses (a) and (b) in the preceding paragraph. Such determination will be made (1) by the board of directors of a majority vote of the quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it will ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in the Certificate of Incorporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

The indemnification and advancement of expenses provided by or granted pursuant to the Certificate of Incorporation will not be deemed exclusive of any other rights to which one seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

The Company may purchase and maintain, insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the Certificate of Incorporation.

For purposes of the Certificate of Incorporation, references to “the Company” includes, in addition to the resulting Company, any constituent Company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have the power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Company, or is or was serving at the request of such constituent Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, will stand in the same position under the Certificate of Incorporation with respect to the resulting or surviving Company as he or she would have with respect to such constituent Company if its separate existence had continued.

The indemnification and advancement of expenses provided by, or granted pursuant to, the Certificate of Incorporation will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the heirs, executors and administrators of such a person.

Employment Agreements

The SGB Employments Agreements provide that the Company will indemnify and hold Messrs. Galvin and Armstrong and Ms. Strumingher harmless from any liabilities arising out of, or related to, their employment as an employee, officer and, if applicable, director of the Company and its subsidiaries and affiliates to the maximum extent allowable by law, provided such liabilities do not arise out of or relate to any fraudulent or criminal activity on their part.

Indemnification Agreements.

The Company has also entered into seperate indemnification agreements, each dated November 7, 2011, with Paul Galvin, Joseph Tacopina, Stevan Armstrong, J. Scott Magrane, Christopher Melton, J. Bryant Kirkland III, Richard J. Lampen, and Jennifer Strumingher, the Company’s executive officers and directors (such agreements, the “Company Indemnification Agreements”) and with Brian A. Wasserman, the Company’s Chief Financial Officer (such agreement, the “Wasserman Indemnification Agreement”).

The Company Indemnification Agreements and the Wasserman Indemnification Agreement are substantively the same and provide that the Company will, with regard to each indemnified party thereunder (each an “SG Indeminitee”): (a) advance expenses to any SG Indeminitee, as provided in such indemnification agreements and to the fullest extent permitted by law, and (b) indemnify any SG Indeminitee against expenses, including, without limitation, amounts paid in an approved settlement, as well as any judgments, fines and penalties levied or awarded against any SG Indeminitee in connection with such proceeding or any claim, issue or matter therein, if the SG Indeminitee acted in good faith and in a manner SG Indeminitee reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe the SG Indeminitee’s conduct was unlawful.

The Merger Agreement

The Merger Agreement provides that for a period of six (6) years, the Company will cause to be maintained in effect policies of director and officer insurance covering claims arising from facts and events that occurred prior to consummation of the Merger.  As representatives of the Company, the Company’s directors and officers have certain right to indemnification as set forth in the Merger Agreement.

RECENT SALES OF UNREGISTERED SECURITIES

On April 23, 2010, the Company entered into a stock purchase agreement pursuant to which it sold 150,000 shares of our common stock (the “Shares”) for an aggregate purchase price of $15,000, or $0.10 per Share.  The Shares are restricted securities and no registration rights have been granted.  The issuance of the Shares was exempt from the registration requirements under the Securities Act, pursuant to Section 4(2) thereof, because the transaction did not involve a public offering.

See description of the securities issuance in connection with Merger in the section entitled “Description of Business - History - SG Blocks Merger”, which is incorporated by reference.  The issuance of the Shares was exempt from the registration requirements under the Securities Act, pursuant to Section 4(2) thereof, because the transaction did not involve a public offering.

The Company has issued option grants as described the section entitled “Executive Compensation - 2011 Option Grants” which is incorporated by reference.   In addition to the options granted to our directors and executive officers (including Mr. Wasserman), described in the section entitled “Executive Compensation - 2011 Option Grants” on page 39, the Company has also granted 1,010,000 options to consultants (not including Mr. Wasserman).  The aggregate number of such options granted is 5,397,500.  The issuance of such options was exempt from the registration requirements under the Securities Act, pursuant to Section 4(2) thereof, because the transaction did not involve a public offering.

On November 7, 2011, the Company issued 50,000 shares of Company common stock in connection with the conversion of outstanding debt into shares of common stock.  The issuance of such shares was exempt from the registration requirements under the Securities Act, pursuant to Section 4(2) thereof, because the transaction did not involve a public offering.

Item 16.  Exhibits and Financial Statement Schedules

Exhibit Number	Description of Exhibits
2.1
Merger Agreement and Plan of Reorganization, dated July 27, 2011, by and among CDSI Holdings Inc., CDSI Merger Sub, Inc., SG Blocks, Inc. and Certain Stockholders of SG Blocks, Inc. incorporated herein by reference to Exhibit 2.01 to the Current Report on form 8-K as filed by SG Blocks, Inc. (fka CDSI Holdings Inc.) with the Securities and Exchange Commission on August 2, 2011.

3.1
Amended and Restated Certificate of Incorporation of SG Blocks, Inc. (fka CDSI Holdings Inc.), incorporated herein by reference to Exhibit 3.01 to the Current Report on form 8-K as filed by SG Blocks, Inc. (fka CDSI Holdings Inc.) on November 10, 2011.

3.2	Amended and Restated Bylaws of SG Blocks, Inc. (fka CDSI Holdings Inc.), incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB-2A (filed on May 05, 2009).
5.1++	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.
10.1
2011 Incentive Stock Plan, incorporated herein by reference to Exhibit 4.1 to the Current Report on form 8-K as filed by SG Blocks, Inc. (fka CDSI Holdings Inc.) with the Securities and Exchange Commission on August 2, 2011.

10.2
Form of Company Indemnification Agreement dated, November 7, 2011, between SG Blocks, Inc. and each of Paul Galvin, Joseph Tacopina, Stevan Armstrong, J. Scott Magrane, Christopher Melton, J. Bryant Kirkland III, Richard J. Lampen, Jennifer Strumingher, and Brian Wasserman.  Incorporated herein by reference to Exhibit 10.02 to the Current Report on form 8-K as filed by SG Blocks, Inc. (fka CDSI Holdings Inc.) on November 10, 2011.

10.3
Employment Agreement, dated October 26, 2010, between Paul Galvin and SG Building Blocks, Inc. (fka SG Blocks, Inc.).  Incorporated herein by reference to Exhibit 10.03 to the Current Report on form 8-K as filed by SG Blocks, Inc. (fka CDSI Holdings Inc.) on November 10, 2011.

10.4
Employment Agreement, dated October 26, 2010, between Stevan Armstrong and SG Building Blocks, Inc. (fka SG Blocks, Inc.).  Incorporated herein by reference to Exhibit 10.04 to the Current Report on form 8-K as filed by SG Blocks, Inc. (fka CDSI Holdings Inc.) on November 10, 2011.

10.5
Employment Agreement, dated October 26, 2010, between Jennifer Strumingher and SG Building Blocks, Inc. (fka SG Blocks, Inc.).  Incorporated herein by reference to Exhibit 10.05 to the Current Report on form 8-K as filed by SG Blocks, Inc. (fka CDSI Holdings Inc.) on November 10, 2011.

10.6
Consulting Agreement, dated November 7, 2011 between SG Blocks, Inc., BAW Holdings Corp. and Brian Wasserman.  Incorporated herein by reference to Exhibit 10.6 to the Current Report on form 8-K/A as filed by SG Blocks, Inc. (fka CDSI Holdings Inc.) on November 14, 2011.

10.7*+	Form Option Grant Letter for Employees, entered into between SG Blocks, Inc. and each of Paul Galvin, Stevan Armstrong and Jennifer Strumingher.

10.8*+
Form Option Grant Letter for Non-Employee Directors and Consultants, entered into between SG Blocks, Inc. and each of Joseph Tacopina, J. Scott Magrane, Christopher Melton, J. Bryant Kirkland III, Richard J. Lampen, and Brian Wasserman.

21.1+	List of Subsidiaries.
23.1+	Consent of Marcum LLP.
23.2++	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in Exhibit 5.1)
24.1+	Power of Attorney (included in signature page hereto).
101.INS#+	XBRL Instance Document.
101.SCH#+	XBRL Taxonomy Extension Schema Document.
101.CAL#+	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF#+	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB#+	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE#+	XBRL Taxonomy Extension Presentation Linkbase Document.

# Pursuant to Rule 406T of Regulation S-T, this interactive data file is deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

*Includes compensatory plan or arrangement.

+Filed Herewith.

++ To be filed by Amendment.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on December 5, 2011.

SG BLOCKS, INC.
(Registrant)

Date: December 5, 2011	By:	/s/ Paul M. Galvin
	Name:	Paul M. Galvin
	Title:	Chief Executive Officer (Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint jointly and severally, Paul Galvin and Brian Wasserman, or either of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any or all amendments thereto (including without limitation any post-effective amendments hereto), and any Registration Statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, and to file each of the same, with all exhibits thereto, and other documents in connection therewith or herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Paul M. Galvin	Chief Executive Officer and	December 5, 2011
Paul M. Galvin	Chairman of the Board
(Principal Executive Officer)

/s/ Brian Wasserman	Chief Financial Officer	December 5, 2011
Brian Wasserman	(Principal Financial Officer and Principal Accounting Officer)

/s/ Stevan Armstrong	President, Chief Operating	December 5, 2011
Stevan Armstrong	Officer and Director

/s/ Richard J. Lampen	Director	December 5, 2011
Richard J. Lampen

/s/ J. Bryant Kirkland III	Director	December 5, 2011
J. Bryant Kirkland III

/s/ Joseph Tacopina	Director	December 5, 2011
Joseph Tacopina

/s/ J. Scott Magrane	Director	December 5, 2011
J. Scott Magrane

/s/ Christopher Melton	Director	December 5, 2011
Christopher Melton